Filed Pursuant to Rule 424(b)(3)

Registration No. 333-220646

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC.

SUPPLEMENT NO. 4 DATED APRIL 3, 2020

TO THE PROSPECTUS DATED JULY 10, 2019

This document supplements, and should be read in conjunction with, the prospectus of Strategic Student & Senior Housing Trust, Inc. dated July 10, 2019, Supplement No. 1 dated August 15, 2019, Supplement No. 2 dated November 19, 2019 and Supplement No. 3 dated December 20, 2019. Unless otherwise defined in this supplement, capitalized terms used in this supplement shall have the same meanings as set forth in the prospectus.

The purpose of this supplement is to disclose:

•	an update on the status of our public offering;

•	the suspension of the primary portion of our public offering;

•	an update to the KeyBank Bridge Loans including an extension and revisions to certain financial loan covenants;

•	updates to our risk factors;

•	the suspension of our share redemption program;

•	information regarding related party fees and expenses;

•	our distribution declaration history;

•	the suspension of our distributions;

•	selected financial data;

•	an update to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the prospectus to include information for the year ended December 31, 2019; and

•	our audited consolidated financial statements as of and for the year ended December 31, 2019.

Status of Our Offering

Pursuant to our private offering, which terminated on March 15, 2018, we sold approximately $93 million in Class A shares, or approximately 10.8 million Class A shares. On May 1, 2018, our public offering was declared effective for the offering of our Class A shares, Class T shares, and Class W shares. As of June 21, 2019, we ceased offering Class A shares, Class T shares and Class W shares in our primary offering after receiving gross offering proceeds of approximately $5.2 million in our primary offering from the sale of such shares. On July 10, 2019, we commenced offering Class Y shares and Class Z shares at a price of $9.30 per share. As of March 16, 2020, we had sold approximately 1.1 million Class Y shares and 0.2 million Class Z shares for gross offering proceeds of approximately $11.8 million in our primary offering from the sale of such shares. As of March 16, 2020, approximately $1.1 billion in shares remained available for sale in our public offering, including shares available pursuant to our distribution reinvestment plan.

Suspension of Our Primary Offering

We previously disclosed that we would offer shares of our common stock pursuant to our public offering until May 1, 2020, unless extended by our board of directors. On March 17, 2020, our board of directors approved the extension of our public offering until May 1, 2021, unless our board of directors terminates the offering or further extends the offering as permitted under applicable law. All references in our prospectus to the termination date of our public offering are hereby supplemented and revised accordingly.

However, based upon various factors, including the uncertainty relating to the novel coronavirus (COVID-19) pandemic and its potential impact on our company and our overall financial results, on March 30, 2020, our board of directors approved the suspension of the primary portion of our public offering effective immediately.

Update to the KeyBank Bridge Loans

On February 27, 2020, the KeyBank Bridge Borrowers entered into an amendment to the KeyBank Bridge Loans. The amendment (the “Fourth Amendment”) to the KeyBank Bridge Loans extended the maturity date of the Utah Bridge Loan and Courtyard Bridge Loans from April 30, 2020 to April 30, 2021.

The Fourth Amendment also revised certain financial loan covenants. Commencing on September 30, 2020 and tested as of the close of each fiscal quarter, we must maintain a net worth of at least the sum of (A) 85% of our net worth as of December 31, 2019, plus (B) 85% of Equity Issuance Net Proceeds (as defined in the KeyBank Bridge Loans) received following February 27, 2020 and at all times thereafter. We must maintain a Leverage Ratio (as defined in the KeyBank Bridge Loans) of not greater than 75% from February 27, 2020 through December 30, 2020. Following December 30, 2020, our Leverage Ratio must not exceed 65%. The Fourth Amendment also requires us to maintain a Fixed Charge Coverage Ratio (as defined in the KeyBank Bridge Loans) of not less than 0.90 to 1.00 from February 27, 2020 through June 29, 2020; of not less than 1.00 to 1.00 from June 30, 2020 through December 30, 2020; and of not less than 1.15 to 1.00 after December 30, 2020. Additionally, the covenants previously set forth in the KeyBank Bridge Loans were waived for the period ending on December 31, 2019.

The Fourth Amendment also restricts us from paying distributions on our preferred equity interests or redeeming such preferred equity interests until the KeyBank Bridge Loans are repaid. KeyBank also has no further obligation to fund any Additional Loans or any Portland Delayed Draw Loans (as those terms are defined in the KeyBank Bridge Loans).

The KeyBank Bridge Loans bear interest at a variable rate that is indexed to the London Inter-Bank Offered Rate, or LIBOR.

Updates to Our Risk Factors

The first full risk factor on page 24 of the prospectus under “Risks Related to this Offering and an Investment in Strategic Student & Senior Housing Trust, Inc.” is hereby deleted and replaced with the following:

We have incurred a net loss to date, have an accumulated deficit and our operations may not be profitable in 2020.

We incurred a net loss attributable to common stockholders of approximately $19.6 million for the fiscal year ended December 31, 2019. Our accumulated deficit was approximately $41.8 million as of December 31,

2019. Given that we have suspended our primary offering and are still early in our acquisition stage, our operations may not be profitable in 2020.

The following hereby replaces the risk factor on page 25 captioned “You may be unable to sell your shares because your ability to have your shares redeemed pursuant to our share redemption program is subject to significant restrictions and limitations and if you are able to sell your shares under the program, you may not be able to recover the amount of your investment in our shares” under the “Risks Related to this Offering and an Investment in Strategic Student & Senior Housing Trust, Inc.” section of our prospectus.

Our board of directors recently suspended our share redemption program, and even if stockholders are able to have their shares redeemed, our stockholders may not be able to recover the amount of their investment in our shares.

In March 2020, our board of directors determined to suspend our share redemption program with respect to our common stockholders, effective as of May 3, 2020.

If our share redemption program is reinstated or you are otherwise able to have your shares redeemed, you should be fully aware that our share redemption program contains significant restrictions and limitations. Further, our board of directors may limit, suspend, terminate or amend any provision of the share redemption program upon 30 days’ notice. Redemptions of shares, when requested, will generally be made quarterly to the extent we have sufficient funds available to us to fund such redemptions. During any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year and redemptions will be funded solely from proceeds from our distribution reinvestment plan. We are not obligated to redeem shares under our share redemption program. Therefore, in making a decision to purchase our shares, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption program at any time or at all.

Until we establish a net asset value per share, the purchase price for shares purchased under our share redemption program will depend on the class of shares purchased and whether such shares were purchased in our private offering or in our public offering, among other factors, and under most circumstances will be less than the amount paid for such shares. Accordingly, you may receive less by selling your shares back to us than you would receive if our investments were sold for their estimated values and such proceeds were distributed in our liquidation. For a more detailed description of the share redemption program, see the “Description of Shares — Share Redemption Program” section of this prospectus.

The last risk factor on page 26 of the prospectus under “Risks Related to this Offering and an Investment in Strategic Student & Senior Housing Trust, Inc.” is hereby deleted and replaced with the following:

We have paid, and may continue to pay, distributions from sources other than cash flow from operations, which may include borrowings or the net proceeds of our offerings (which may constitute a return of capital); therefore, we will have fewer funds available for the acquisition of properties, and our stockholders’ overall return may be reduced. Therefore, it is likely that some or all of the distributions that we make will represent a return of capital to our stockholders, at least in the first few years of operation.

In the event we do not have enough cash from operations to fund our distributions, we may borrow, issue additional securities, or sell assets in order to fund the distributions or make the distributions out of net proceeds from our offerings (which may constitute a return of capital). Therefore, it is likely that some or all of the distributions that we make will represent a return of capital to our stockholders, at least in the first few years of operation. For the year ended December 31, 2017, we funded 73.8% of our distributions using proceeds from our private offering and 26.2% using proceeds from our distribution reinvestment plan. For the year ended December 31, 2018, we funded 12.9% of our distributions using cash flows from operations, 50.6% using proceeds from our private and public offerings and 36.5% using proceeds from our distribution reinvestment plan. For the year ended December 31, 2019, we funded 23.4% of our distributions using cash flows from operations, 43.9% using proceeds from our public offering and 32.7% using proceeds from our distribution reinvestment plan. We are not prohibited from undertaking such activities by our charter, bylaws, or investment policies, and we may use an unlimited amount from any source to pay our distributions. Payment of distributions in excess of earnings may have a dilutive effect on the value of our shares. If we pay distributions from sources other than cash flow from operations, we will have fewer funds available for acquiring properties, which may reduce our stockholders’ overall returns. Additionally, to the extent distributions exceed cash flow from operations, a stockholder’s basis in our stock may be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain.

A new risk factor under “Risks Related to an Investment in Strategic Student & Senior Housing Trust, Inc.” is hereby added as follows:

We face risks related to an epidemic, pandemic or other health crisis, such as the recent outbreak of the novel coronavirus (COVID-19), which could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.

We face risks related to an epidemic, pandemic or other health crisis. In December 2019, COVID-19 emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to many other countries and infections have been reported globally, including in the United States and in some of the markets in which we operate. Our rental revenue and operating results depend significantly on the occupancy levels at our properties. While we have not seen a significant impact on our occupancy resulting from the COVID-19 outbreak as of the date of this supplement, if the outbreak causes weakness in national, regional and local economies that could negatively impact our occupancy levels and/or increase bad debts, or there is an outbreak that directly impacts one of our properties, our business, financial condition, liquidity, results of operations and prospects could be adversely impacted. Additionally, we typically conduct aspects of our leasing activity at our properties. Accordingly, reductions in the ability and willingness of prospective residents to visit our properties due to the COVID-19 outbreak could reduce rental revenue and ancillary operating revenue produced by our properties. Concerns relating to such an outbreak could also cause on-site personnel not to report for work at our properties, which could adversely affect our operators’ ability to adequately manage our properties. The ultimate extent of the impact of the COVID-19 outbreak on our business, financial condition, liquidity, results of operations and prospects will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of the COVID-19 outbreak and the actions to contain or treat its impact, among others.

The risk factor on page 39 of the prospectus under “Risks Related to Our Investment Objectives and Target Industries” is hereby deleted and replaced with the following:

Delays in development and lease-up of our properties would reduce our profitability.

Construction delays to new or existing properties due to weather, unforeseen site conditions, personnel problems (including as a result of the COVID-19 outbreak), and other factors could delay our anticipated resident occupancy plan which could adversely affect our profitability. Furthermore, our estimate of the costs of repositioning or redeveloping an acquired property may prove to be inaccurate, which may result in our failure to meet our profitability goals. We may also encounter unforeseen cost increases associated with building materials or construction services resulting from trade tensions, disruptions, tariffs, duties or restrictions or an epidemic, pandemic or other health crisis, such as the COVID-19 outbreak. Additionally, we may acquire a new property that has a relatively low physical occupancy, and the cash flow from existing operations may be insufficient to pay the operating expenses associated with that property until the property is fully leased. If one or more of these properties do not perform as expected or we are unable to successfully integrate new properties into our existing operations, our financial performance and our ability to make distributions may be adversely affected.

A new risk factor under “Risks Related to Our Investment Objectives and Target Industries” is hereby added as follows:

Widespread communicable illnesses, such as influenza, or other such epidemics, such as the recent COVID-19 outbreak, could adversely affect the occupancy of our student housing and senior housing properties and could increase the costs of operation of such facilities.

Our revenues are dependent on occupancy. It is impossible to predict the impact or occurrence of an outbreak of a widespread communicable illness, such as influenza or COVID-19, or other such epidemic. The occupancy of our student housing and senior housing properties could significantly decrease in the event of such an outbreak or epidemic. Such a decrease could affect the operating income of our student housing and senior housing properties. In addition, we may be required, or we may otherwise determine that it would be prudent, to quarantine some or all of a property at which there is an outbreak of a widespread communicable illness or other such epidemic and prohibit the admittance of new residents for the duration of the quarantine, which could significantly increase the cost burdens of operating our properties and restrict our ability to generate new streams of income. If such an outbreak were to occur, or such an outbreak was perceived to have occurred, at our properties, our reputation may be negatively affected, leading to potential residents seeking alternative housing providers, further restricting our ability to generate new streams of income. Should any of the foregoing come to pass, our financial results could be materially adversely affected.

A new risk factor under “Risks Related to Our Investment Objectives and Target Industries” is hereby added as follows:

If one of our third party property managers or senior living operators were to experience a negative event related to their business or reputation, we may be negatively impacted.

Our third party property managers and senior living operators manage or operate other properties in addition to ours. If a negative event were to occur with respect to such properties or with respect to the third party property manager or senior living operator, our properties may suffer adverse consequences as a result. Our third party property managers and senior living operators may have to devote significant time to management of a crisis event at another property that they manage or operate, which could cause them to devote less time and fewer resources to our property than is necessary or appropriate. If our third party property managers or senior living operators were to face significant liabilities associated with their business, their ability to satisfy the needs of our properties may be negatively impacted. In addition, if another property managed or operated by one of our third party property managers or senior living operators were to experience negative publicity, whether due to an outbreak of an illness (such as COVID-19), deaths, significant legal claims, or otherwise, our properties may be adversely impacted as a result of our association with such third party.

A new risk factor under “Risks Related to the Student Housing Industry” is hereby added as follows:

Demand for our student housing properties will be influenced by the continued operations of the college campuses in close proximity to our properties, and changes in such operations could negatively impact our revenues and results of operations.

Demand for our student housing properties is closely correlated to enrollment at the colleges and universities served by our properties. If such colleges and universities were to substantially decrease enrollment or cease operations, leasing demand could be negatively affected. Enrollment at these institutions is subject to many factors outside of our control, including the reputation and ranking of the institution, and also broader economic factors. For example, the ongoing COVID-19 outbreak has caused many colleges and universities to move all classes to online or distance learning, which could make proximity to campus less of a concern for students. If students are encouraged or elect to return home or otherwise move out of our properties, we could be asked to modify leases or release residents from some or all of their obligations under such leases. Further, if circumstances continue into the late spring and summer rental season, we may see a decrease in demand for physical tours of our properties, which could decrease leasing activity. The occurrence of any of these events could negatively impact our revenues and our results of operations from our student housing properties.

A new risk factor under “Risks Related to the Senior Housing Industry” is hereby added as follows:

Our senior housing results of operations would be adversely affected by a property closure, lockdown, or other similar circumstance, the occurrence of which may be beyond our control.

Outbreaks of communicable illnesses, including the ongoing COVID-19 outbreak, may have an adverse effect on our senior housing properties. As a result of the COVID-19 outbreak, many senior housing properties throughout the United States, including our senior housing properties, have prohibited non-essential visitors from entering the property in order to prevent the potential spread of the virus. We cannot predict the length of time such senior housing properties will restrict non-essential visitors. This may result in a decrease in demand for physical tours of our properties, which could decrease leasing activity. We may incur significant costs and potential loss of future rental revenue as a result. Additionally, we may incur significant costs and losses preparing and/or responding to an illness-related event at our senior housing properties, including potential lost business due to the interruption in the operations of our senior housing properties. Moreover, our operations could be negatively affected if employees elect to stay home or are quarantined as the result of exposure to the virus. The occurrence and severity of any of the foregoing may be outside of our control and could materially adversely affect our results of operations.

The risk factor on pages 44-45 of the prospectus under “Risks Related to Our Investment Objectives and Target Industries” is hereby deleted and replaced with the following:

Our returns from our managed properties depend on the ability of our third party operators to continue to maintain or improve occupancy levels.

Any senior housing property in which we invest may have relatively flat or declining occupancy levels due to a weak economy, changing demographics, falling home prices, declining incomes, stagnant home sales, competition from other senior housing developments, and a variety of other factors. In addition, the senior housing sector may continue to experience a decline in occupancy due to the weak economy and the associated decision of certain residents to vacate a property and instead be cared for at home. Occupancy levels may also decline due to seasonal contagious illnesses such as influenza or sudden outbreaks of contagious illnesses such as COVID-19. A material decline in occupancy levels and revenues may make it more difficult for the operators of any senior housing property in which we invest to successfully generate income for us. Alternatively, to avoid a decline in occupancy, a third party operator may reduce the rates charged, which would also reduce our revenues and therefore negatively impact our ability to generate income.

The risk factor on page 50 of the prospectus under “Risks Associated with Debt Financing” is hereby deleted and replaced with the following:

Disruptions in the credit markets could have a material adverse effect on our results of operations, financial condition and ability to pay distributions to our stockholders.

Domestic and international financial markets have experienced significant disruptions in the past which were brought about in large part by failures in the U.S. banking system. These disruptions severely impacted the availability of credit and contributed to rising costs associated with obtaining credit. Future credit market disruptions, including those associated with the worldwide COVID-19 outbreak, may have similar effects or otherwise make obtaining additional and replacement external sources of liquidity more difficult and more costly, if available at all. If debt financing is not available on terms and conditions we find acceptable, we may not be able to obtain financing for investments. If these disruptions in the credit markets resurface, our ability to borrow monies to finance the purchase of, or other activities related to, real estate assets will be negatively impacted. If we are unable to borrow monies on terms and conditions that we find acceptable, we may be forced to use a greater proportion of our offering proceeds to finance our acquisitions, reduce the number of properties we can purchase, and/or dispose of some of our assets. These disruptions could also adversely affect the return on the properties we do purchase. In addition, if we pay fees to lock in a favorable interest rate, falling interest rates or other factors could require us to forfeit these fees. All of these events would have a material adverse effect on our results of operations, financial condition and ability to continue to pay distributions.

Suspension of Our Share Redemption Program

For the year ended December 31, 2019 we received redemption requests for approximately $288,000 (approximately 37,000 shares) of which approximately $258,000 (approximately 33,500 shares) were fulfilled during the year ended December 31, 2019, with the remaining $30,000 (approximately 3,500 shares) included in accounts payable and accrued liabilities as of December 31, 2019, and fulfilled in January 2020. For the year ended December 31, 2018, we received redemption requests for approximately $15,000 (approximately 2,000 shares) which were fulfilled in January 2019.

In order to preserve cash in light of the uncertainty relating to COVID-19 and its potential impact on our overall financial results, we will not be able to honor any redemption requests made for the quarter ending March 31, 2020. Also, on March 30, 2020, our board of directors approved the suspension of our share redemption program, effective May 3, 2020. All pending redemption requests will not be redeemed, nor will any additional requests received in future quarters be redeemed, until further notice. Our share redemption program will remain suspended until such time as our board may approve the resumption of our share redemption program.

Related Party Fees and Expenses

The following table summarizes related party costs incurred and paid by us for the years ended December 31, 2019 and 2018, as well as any related amounts payable as of December 31, 2019 and 2018:

	Year Ended December 31, 2018			Year Ended December 31, 2019
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$798,899	$550,938	$371,386	$1,285,248	$859,028	$797,606
Transfer Agent expenses	107,473	58,000	49,473	88,973	—	138,446
Asset management fees(1)	1,303,198	262,347	1,082,522	2,302,206	—	3,384,728
Property management oversight fees	244,623	44,336	200,287	470,572	—	670,859
Acquisition expenses	154,311	154,311	—	—	—	—
Capitalized
Debt issuance costs	357,025	390,907	—	—	—	—
Acquisition expenses	3,180,000	1,200,000	1,980,000	—	—	1,980,000
Additional Paid-in Capital
Selling commissions	894,118	926,278	—	344,424	336,924	7,500
Dealer Manager fees	511,522	527,342	—	296,419	288,919	7,500
Stockholder servicing fees and dealer manager servicing fees(2)	47,955	1,009	46,946	389,820	19,625	417,141
Offering costs	913,383	406,331	507,052	207,516	—	714,568

Total	$8,512,507	$4,521,799	$4,237,666	$5,385,178	$1,504,496	$8,118,348

(1)

For the four months ended April 30, 2018, our advisor permanently waived one half of the asset management fee totaling approximately $160,000. Such amount was waived permanently and accordingly will not be paid to our advisor. Commensurate with our public offering being declared effective on May 1, 2018, our advisor is no longer waiving the asset management fees.

(2)

We pay our dealer manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares and Class Y shares and an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares and Class Z shares sold in the primary offering.

On February 27, 2020, we entered into an addendum to our transfer agent agreement. Pursuant to the addendum, we have agreed to pay our transfer agent a fixed fee in the amount of $9,200 per quarter and account fees equaled to a one-time fee of $40 per account and a monthly fee equal to $3.57 per account.

The “Prospectus Summary — Compensation of Our Advisor and its Affiliates” and the “Management Compensation” sections of our prospectus are hereby updated accordingly.

Distribution Declaration History

The following table shows the distributions we have paid through December 31, 2019:

Quarter	Preferred Unit Holders	OP Unit Holders	Common Stockholders	Distributions Declared per Common Share
3rd Quarter 2017	$136,282	—	$69,415	$0.096
4th Quarter 2017	$103,603	—	$850,816	$0.155
1st Quarter 2018	—	—	$1,399,074	$0.153
2nd Quarter 2018	—	$9,337	$1,665,282	$0.155
3rd Quarter 2018	—	—	$1,708,762	$0.155
4th Quarter 2018	—	$5,159	$1,703,259	$0.155
1st Quarter 2019	—	$2,690	$1,717,602	$0.153
2nd Quarter 2019	—	$5,164	$1,786,771	$0.155
3nd Quarter 2019	—	$3,993	$1,815,679	$0.155
4th Quarter 2019	—	$3,993	$1,870,343	$0.155

Suspension of Our Distributions

In order to retain cash and preserve financial flexibility in light of the impact that COVID-19 could have on our business and the uncertainty as to the ultimate severity, duration, and effects of the outbreak, on March 30, 2020, our board of directors approved the suspension of all distributions to our stockholders.

Selected Financial Data

The following is a summary of financial information for the periods shown below:

	As of and for the year ended December 31, 2019	As of and for the year ended December 31, 2018	As of and for the year ended December 31, 2017	As of and for the Period October 1, 2016 (date of inception) through December 31, 2016
Operating Data
Total revenues	$33,772,061	$23,372,722	$3,651,331	$—
Net loss	(18,578,292)	(15,720,781)	(7,062,210)	—
Net loss attributable to Strategic Student & Senior Housing Trust, Inc.	(19,573,452)	(16,029,733)	(6,233,945)	—
Net loss per Class A common share-basic and diluted	(1.67)	(1.51)	(2.78)	—
Net loss per Class T common share-basic and diluted	(1.67)	(1.51)	—	—
Net loss per Class W common share-basic and diluted	(1.67)	(1.51)	—	—
Net loss per Class Y common share-basic and diluted	(1.67)	—	—	—
Net loss per Class Z common share-basic and diluted	(1.67)	—	—	—
Dividends declared per common share	0.62	0.62	0.25	—
Balance Sheet Data
Real estate facilities, net	$253,695,134	$251,222,802	$97,003,667	$—
Total assets	273,078,407	277,969,615	115,126,186	2,000
Total debt, net	208,418,809	203,735,898	52,299,638	—
Total liabilities	222,717,798	212,909,330	54,566,859	—
Equity	35,494,345	52,304,923	60,255,483	2,000
Other Data
Net cash provided by (used in) operating activities	$1,689,422	$845,685	$(1,285,994)	$—
Net cash used in investing activities	(11,415,818)	(172,770,042)	(106,437,232)	—
Net cash provided by financing activities	9,520,430	172,824,968	118,093,224	2,000

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our financial statements and notes thereto contained elsewhere in this supplement.

Overview

Strategic Student & Senior Housing Trust, Inc. was formed on October 4, 2016 and commenced formal operations on June 28, 2017, as discussed below. We were formed under the MGCL for the purpose of engaging in the business of investing in student housing and senior housing properties and related real estate investments. We elected to be treated as a REIT under the Internal Revenue Code for federal income tax purposes beginning with our taxable year ended December 31, 2017.

On January 27, 2017, pursuant to a confidential private placement memorandum, we commenced a private offering of up to $100,000,000 in shares of our common stock (the “Primary Private Offering”) and 1,000,000 shares of common stock pursuant to our distribution reinvestment plan (together with the Primary Private Offering, the “Private Offering”). The Private Offering required a minimum offering amount of $1,000,000, which we met on August 4, 2017. Our Primary Private Offering terminated on March 15, 2018. We raised offering proceeds of approximately $93 million from the issuance of approximately 10.8 million shares pursuant to the Private Offering. Please see the Notes to the Consolidated Financial Statements contained elsewhere in this supplement for additional information. Upon the commencement of our Public Offering, discussed below, and the filing of the articles of amendment to our charter, all outstanding common stock was redesignated as Class A common stock.

On May 1, 2018, we commenced a public offering of a maximum of $1.0 billion in common shares for sale to the public (the “Primary Offering”) and $95.0 million in common shares for sale pursuant to our distribution reinvestment plan (together with the Primary Offering, the “Public Offering,” and collectively with the Private Offering, the “Offerings”), consisting of three classes of shares: Class A shares for $10.33 per share (up to $450 million in shares), Class T shares for $10.00 per share (up to $450 million in shares), and Class W shares for $9.40 per share (up to $100 million in shares).

On June 21, 2019, we suspended the sale of Class A shares, Class T shares, and Class W shares in the Primary Offering and filed a post-effective amendment to our Registration Statement to register two new classes of shares (Class Y common stock and Class Z common stock) with the SEC. On July 10, 2019, the amendment to our Registration Statement was declared effective by the SEC. Also on July 10, 2019, we filed articles supplementary to our charter which reclassified certain authorized and unissued shares of our common stock into Class Y shares and Class Z shares. Effective as of July 10, 2019, we are offering Class Y shares (up to $700 million in shares) and Class Z shares (up to $300 million in shares) in our Primary Offering at a price of $9.30 per share and are offering Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares pursuant to our distribution reinvestment plan at a price of $9.30 per share. As of December 31, 2019, we had sold approximately 362,000 Class A shares, approximately 70,000 Class T shares, approximately 83,000 Class W shares, approximately 767,000 Class Y shares, and approximately 158,000 Class Z shares for gross offering proceeds of approximately $13.8 million in our Primary Offering.

As of December 31, 2019 we owned (i) two student housing properties, (ii) four senior housing properties, (iii) an approximately 2.6% beneficial interest in Reno Student Housing, and (iv) an approximately 1.4% beneficial interest in Power 5 Conference Student Housing.

Student Housing

As of December 31, 2019, our student housing property portfolio was comprised as follows:

Property	Date Acquired	Date Completed	Primary University Served	Average Monthly Revenue / Bed(1)	# of Units	# of Beds	Occupancy %(2)
Fayetteville	June 28, 2017	August 2016	University of Arkansas	$632	198	589	78.1%
Tallahassee	September 28, 2017	August 2017	Florida State University	773	125	434	92.4%

Total				$699	323	1,023	84.2%

(1)	Calculated based on our base rental revenue earned during the year ended December 31, 2019 divided by average occupied beds over the same period.
(2)	Represents occupied beds divided by total rentable beds as of December 31, 2019.

Senior Housing

As of December 31, 2019, our senior housing property portfolio was comprised as follows:

Property	Date Acquired	Year Built	City, State	Average Monthly Revenue / Unit(1)	# of Units	Occupancy%(2)(3)
Wellington	February 23, 2018	1999	Millcreek, Utah	$4,717	119	98.3%
Cottonwood Creek	February 23, 2018	1982	Millcreek, Utah	3,582	112	83.9%
Charleston	February 23, 2018	2005	Cedar Hills, Utah	3,809	64	92.2%
Courtyard	August 31, 2018	1992-2019	Portland, Oregon	4,345	309	86.4%

Total				$4,236	604	88.9%

(1)	Calculated based on our revenue earned during the year ended December 31, 2019 divided by average occupied units over the same period.
(2)	Represents occupied units divided by total rentable units as of December 31, 2019.
(3)

As of November 4, 2019, the total rentable units at our Courtyard Property includes the additional 23 units from the completed Memory Care Expansion. Excluding these units, the Courtyard Property was 93% occupied.

Critical Accounting Policies

We have established accounting policies which conform to generally accepted accounting principles (“GAAP”). Preparing consolidated financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. Following is a discussion of the estimates and assumptions used in setting accounting policies that we consider critical in the presentation of our consolidated financial statements. Many estimates and assumptions involved in the application of GAAP may have a material impact on our financial condition or operating performance, or on the comparability of such information to amounts reported for other periods, because of the subjectivity and judgment required to account for highly uncertain items or the susceptibility of such items to change. These estimates and assumptions affect our reported amounts of assets and liabilities, our disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and our reported amounts of revenues and expenses during the periods covered by the consolidated financial statements contained elsewhere in this supplement. If management’s judgment or interpretation of the facts and circumstances relating to various transactions had been different, it is possible that different accounting policies would have been applied or different amounts of assets, liabilities, revenues and expenses would have been recorded, thus resulting in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements. Additionally, other companies may use different estimates and assumptions that may impact the comparability of our consolidated financial condition and results of operations to those companies.

We believe that our critical accounting policies include the following: real estate purchase price allocations; the evaluation of whether any of our long-lived assets have been impaired; the determination of the useful lives of our long-lived assets; and the evaluation of the consolidation of our interests in joint ventures. The following discussion of these policies supplements, but does not supplant the description of our significant accounting policies, as contained in Note 2 of the Notes to the Consolidated Financial Statements contained elsewhere in this supplement, and is intended to present our analysis of the uncertainties involved in arriving upon and applying each policy.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Because we believe that substantially all of the leases in place at properties we will acquire will be at market rates, as the majority of the leases are one year or less, we do not expect to allocate any portion of the purchase prices to above or below market leases. Acquisitions of portfolios of properties are allocated to the individual properties based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual property along with current and projected occupancy and rental rate levels or appraised values, if available.

Our allocations of purchase prices could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements, as such allocations may vary dramatically based on the estimates and assumptions we use.

Impairment of Long-Lived Assets

The majority of our assets, other than cash and cash equivalents, restricted cash, and other assets consist of long-lived real estate assets as well as intangible assets related to our acquisitions. We will evaluate such assets for impairment based on events and changes in circumstances that may arise in the future and that may impact the carrying amounts of our long-lived assets. When indicators of potential impairment are present, we will assess the recoverability of the particular asset by determining whether the carrying value of the asset will be recovered, through an evaluation of the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. This evaluation is based on a number of estimates and assumptions. Based on this evaluation, if the expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived asset and recognize an impairment loss. Our evaluation of the impairment of long-lived assets could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements, as the amount of impairment loss recognized, if any, may vary based on the estimates and assumptions we use.

Estimated Useful Lives of Long-Lived Assets

We assess the useful lives of the assets underlying our properties based upon a subjective determination of the period of future benefit for each asset. We record depreciation expense with respect to these assets based upon the estimated useful lives we determine. Our determinations of the useful lives of the assets could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements, as such determinations, and the corresponding amount of depreciation expense, may vary dramatically based on the estimates and assumptions we use.

Consolidation of Investments in Joint Ventures

We will evaluate the consolidation of our investments in joint ventures in accordance with relevant accounting guidance. This evaluation requires us to determine whether we have a controlling interest in a joint venture through a means other than voting rights, and, if so, such joint venture may be required to be consolidated in our consolidated financial statements. Our evaluation of our joint ventures under such accounting guidance could result in a materially different presentation of the consolidated financial statements or materially different amounts being reported in the consolidated financial statements, as the joint venture entities included in our consolidated financial statements may vary based on the estimates and assumptions we use.

REIT Qualification

We made an election to be taxed as a REIT, under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 2017. To continue to qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Results of Operations

Overview

As of December 31, 2019, we have derived revenues principally from rents and related fees received from residents of our student housing and senior housing properties and to a lesser extent from other services provided at our senior housing properties. Our operating results depend significantly on our ability to successfully acquire additional student housing and senior housing properties, retain our existing residents and lease our available units to new residents, while maintaining and, where possible, increasing rates. Additionally, our operating results depend on our residents making their required payments to us.

Competition in the markets in which we operate is significant and affects the occupancy levels, rental rates, rental revenues, fees and operating expenses of our student housing and senior housing properties. Development of any new student housing or senior housing properties would intensify competition in the markets in which we operate and could negatively impact our results.

On June 28, 2017, we purchased the Fayetteville Property and commenced formal operations. On September 28, 2017, we purchased our second property, the Tallahassee Property. On February 23, 2018, we purchased our first three senior housing properties: the Wellington, Cottonwood Creek, and Charleston properties. On August 31, 2018, we purchased our fourth senior housing property, the Courtyard Property. On November 4, 2019, we completed the Memory Care Expansion at the Courtyard Property which added 23 units to the property. Operating results in future periods will depend on the results of operations of these properties and additional student housing and senior housing properties that we acquire.

As of December 31, 2019, we owned two student and four senior housing properties. The comparability of our results of operations was significantly affected by our ongoing acquisition activity in 2018 and 2017. The year ended December 31, 2019 includes a full year of results for our two student housing properties and our four senior housing properties. The year ended December 31, 2018 includes a full year of results for our two student housing properties and a partial period of results for our three senior housing properties acquired on February 23, 2018 and our Courtyard Property acquired on August 31, 2018. The year ended December 31, 2017 includes partial period results for our two student housing properties. Therefore, we believe there is little basis for comparison between the years ended December 31, 2019 and 2018 and the years ended December 31, 2018 and 2017.

We expect revenues and expenses to increase in future periods as we acquire additional properties. Our results of operations for the year ended December 31, 2019 are not indicative of those expected in future periods as we expect that revenue, operating expenses, depreciation expense, amortization expense, acquisition expense and interest expense will each increase in future periods as a result of our ongoing operations and anticipated future acquisitions.

However, the result of our operations in future periods could also be impacted due to the recent COVID-19 outbreak. Our revenues are dependent on occupancy. It is impossible to predict the impact of the current outbreak of COVID-19. The occupancy of our student housing and senior housing properties could significantly decrease as a result of such outbreak. Such a decrease could affect the operating income of our student housing and senior housing properties, which could materially adversely affect our overall financial results.

Comparison of the Year Ended December 31, 2019 and the Year Ended December 31, 2018

Leasing and Related Revenues - Student

Leasing and related revenues - student for the year ended December 31, 2019 were approximately $7.6 million, as compared approximately $8.4 million for the year ended December 31, 2018, a decrease of approximately $0.8 million. The decrease is primarily attributable to a decrease in occupancy at our Fayetteville property. We expect such revenues to fluctuate in future periods commensurate with our future leasing activity and student housing acquisition activity.

Leasing and Related Revenues - Senior

Leasing and related revenues - senior for the year ended December 31, 2019 were approximately $26.2 million, as compared to approximately $15.0 million for the year ended December 31, 2018, an increase of approximately $11.2 million. The revenues for the year ended December 31, 2019 include a full period of results for our four senior housing properties. The revenues for the year ended December 31, 2018 include only a partial period of results for our three senior housing properties acquired in February 2018 and our Courtyard Property acquired in August 2018. We expect such revenues to increase in future periods commensurate with our future senior housing acquisition activity.

Property Operating Expenses - Student

Property operating expenses - student for the year ended December 31, 2019 were approximately $4.0 million, as compared to approximately $4.3 million for the year ended December 31, 2018, a decrease of approximately $0.3 million. Such expenses include the cost to operate our student housing properties including payroll, utilities, insurance, real estate taxes, repairs and maintenance, marketing, and third-party property management fees. We expect such property operating expenses primarily to increase in future periods commensurate with our future acquisition activity.

Property Operating Expenses - Senior

Property operating expenses - senior for the year ended December 31, 2019 were approximately $16.9 million, as compared to $9.5 million for the year ended December 31, 2018, an increase of approximately $7.4 million. Such property operating expenses include the cost to operate our senior housing properties including payroll, food service costs, utilities, insurance, real estate taxes, repairs and maintenance, marketing, and third-party property management fees. Property operating expenses - senior for the year ended December 31, 2019 include a full period of results for our four senior housing properties. Property operating expenses - senior for the year ended December 31, 2018 include only a partial period of results for our three senior housing properties acquired in February 2018 and our Courtyard Property acquired in August 2018. We expect such expenses to increase in future periods commensurate with our future senior housing acquisition activity.

Property Operating Expenses - Affiliates

Property operating expenses - affiliates for the year ended December 31, 2019 were approximately $2.8 million, as compared to approximately $1.5 million for the year ended December 31, 2018, an increase of approximately $1.2 million. Property operating expenses - affiliates consists of asset management and property management oversight fees due to our advisor. Property operating expenses – affiliates for the year ended December 31, 2019 are attributable to a full period of results for our two student housing properties and four senior housing properties. Property operating expenses – affiliates for the year ended December 31, 2018 are attributable to a full period of results for our two student housing properties and a partial period of results for our three senior housing properties acquired in February 2018 and our Courtyard Property acquired in August 2018. To a lesser extent, property operating expenses - affiliates also increased effective May 1, 2018, as prior thereto our advisor had waived one half of the asset management fees. We expect property operating expenses - affiliates to increase in future periods commensurate with our future acquisition activity.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2019 were approximately $2.3 million, as compared to approximately $1.8 million for the year ended December 31, 2018, an increase of approximately $0.5 million. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance expense, transfer agent expenses, an allocation of a portion of payroll related costs attributable to our advisor and its affiliates, and accounting expenses. The increase was primarily due to our increased operating activity in the year ended December 31, 2019 as compared to the year ended December 31, 2018. We expect general and administrative expenses to increase in the future as our operational activity increases.

Depreciation and Intangible Amortization Expenses

Depreciation and intangible amortization expenses for the year ended December 31, 2019 were approximately $15.4 million, as compared to depreciation and intangible amortization expenses for the year ended December 31, 2018 of approximately of $13.9 million, an increase of approximately $1.5 million. Depreciation expense consists primarily of depreciation on the buildings, site improvements, and furniture, fixtures and equipment at our properties. Intangible amortization expense consists of the amortization of intangible assets, which is comprised of in-place lease assets resulting from our property acquisitions.

Acquisition Expenses - Affiliates

Acquisition expenses - affiliates for the year ended December 31, 2019 were none, as compared to acquisition expenses - affiliates for the year ended December 31, 2018 of approximately $0.2 million, a decrease of approximately $0.2 million. These acquisition expenses primarily relate to costs incurred related to student housing or senior housing properties which were acquired in the respective period or were acquired in future periods and such costs did not meet our capitalization criteria. Acquisition expenses - affiliates are expected to fluctuate commensurate with our acquisition activities.

Other Acquisition Expenses

Other acquisition expenses for the year ended December 31, 2019 were none, as compared to other acquisition expenses for the year ended December 31, 2018 of approximately $0.3 million, a decrease of approximately $0.3 million. These other acquisition expenses primarily relate to pursuit costs incurred for student housing or senior housing properties which were acquired in the respective period or were acquired in future periods and such costs did not meet our capitalization criteria. Other acquisition expenses are expected to fluctuate commensurate with our acquisition activities.

Interest Expense

Interest expense for the year ended December 31, 2019 was approximately $10.2 million, as compared to interest expense for the year ended December 31, 2018 of approximately $6.7 million, an increase of approximately $3.5 million. Interest expense relates to debt financings used to acquire our two student housing properties and four senior housing properties that we owned during the year ended December 31, 2019, compared to two student housing properties we owned during the full year ended December 31, 2018 and the four senior housing properties we owned for a partial period in the year ended December 31, 2018. We expect interest expense to fluctuate in future periods commensurate with our future debt level.

Interest Expense - Debt Issuance Costs

Interest expense - debt issuance costs for the year ended December 31, 2019 was approximately $0.7 million, as compared to interest expense - debt issuance costs for the year ended December 31, 2018 of approximately $0.8 million, a decrease of approximately $0.1 million. Interest expense - debt issuance costs reflects the amortization of costs incurred in connection with obtaining debt related to the acquisition of our properties. We expect interest expense - debt issuance costs to fluctuate commensurate with our future financing activity.

Comparison of the Year Ended December 31, 2018 and the Year Ended December 31, 2017

Leasing and Related Revenues - Student

Leasing and related revenues - student for the year ended December 31, 2018 were approximately $8.4 million, as compared approximately $3.6 million for the year ended December 31, 2017, an increase of approximately $4.8 million. The increase is primarily attributable to a full year of operations for our two student housing properties, compared to a partial period of activity for one student housing property acquired in the second quarter of 2017 and another partial period of activity for our other student housing property acquired in the third quarter of 2017.

Leasing and Related Revenues - Senior

Leasing and related revenues - senior for the year ended December 31, 2018 were approximately $15.0 million, as compared to none for the year ended December 31, 2017. The revenues are attributable to our three senior housing properties acquired in the first quarter of 2018 and our fourth senior housing property acquired in the third quarter of 2018.

Property Operating Expenses - Student

Property operating expenses - student for the year ended December 31, 2018 were approximately $4.3 million, as compared to approximately $1.3 million for the year ended December 31, 2017, an increase of approximately $2.9 million. The increase is primarily attributable to a full year of operations for our two student housing properties, compared to partial period of activity for one student housing property acquired in the second quarter of 2017 and another acquired in the third quarter of 2017. Such expenses include the cost to operate our student housing properties including payroll, utilities, insurance, real estate taxes, repairs and maintenance, marketing, and third-party property management fees.

Property Operating Expenses - Senior

Property operating expenses - senior for the year ended December 31, 2018 were approximately $9.5 million, as compared to none for the year ended December 31, 2017. Such property operating expenses include the cost to operate our senior housing properties including payroll, food service costs, utilities, insurance, real estate taxes, repairs and maintenance, marketing, and third-party property management fees.

Property Operating Expenses - Affiliates

Property operating expenses - affiliates for the year ended December 31, 2018 were approximately $1.5 million, as compared to approximately $0.1 million for the year ended December 31, 2017, an increase of approximately $1.4 million. Property operating expenses - affiliates consists of asset management and property management oversight fees due to our advisor. Property operating expenses - affiliates are attributable to our two student housing properties and four senior housing properties that we owned during the year ended December 31, 2018 and two student housing properties we owned for partial periods during the year ended December 31, 2017. The increase is primarily attributable to a full period of operations during 2018 for our 2017 acquisitions and increases due to the properties acquired during 2018. To a lesser extent, property operating expenses - affiliates also increased effective May 1, 2018, as prior thereto our advisor had waived one half of the asset management fees.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2018 were approximately $1.8 million, as compared to approximately $0.6 million for the year ended December 31, 2017, an increase of approximately $1.2 million. The increase was primarily due to our increased operating activity in the year ended December 31, 2018 as compared to the year ended December 31, 2017. General and administrative expenses consist primarily of legal expenses, directors’ and officers’ insurance expense, transfer agent expenses, an allocation of a portion of payroll related costs attributable to our advisor and its affiliates and accounting expenses.

Depreciation and Intangible Amortization Expenses

Depreciation and intangible amortization expenses for the year ended December 31, 2018 were approximately $13.9 million, as compared to depreciation and intangible amortization expenses for the year ended December 31, 2017 of approximately of $3.8 million, an increase of approximately $10.1 million. Depreciation expense consists primarily of depreciation on the buildings, site improvements, and furniture, fixtures and equipment at our properties. Intangible amortization expense consists of the amortization of intangible assets, which is comprised of in-place lease assets resulting from our property acquisitions. The increase is primarily attributable to a full period of operations during 2018 for our 2017 acquisitions and due to the properties acquired during 2018.

Acquisition Expenses - Affiliates

Acquisition expenses - affiliates for the year ended December 31, 2018 were approximately $0.2 million, as compared to acquisition expenses - affiliates for the year ended December 31, 2017 of approximately $2.3 million, a decrease of approximately $2.1 million. These acquisition expenses primarily relate to costs incurred related to student housing and senior housing properties which were acquired in the respective period or may be acquired in future periods and such costs did not meet our capitalization criteria. Acquisition expenses - affiliates decreased primarily due to the adoption of new accounting guidance on January 1, 2018, which resulted in the majority of such costs being capitalized into the cost basis of the assets acquired.

Other Acquisition Expenses

Other acquisition expenses for the year ended December 31, 2018 were approximately $0.3 million, as compared to other acquisition expenses for the year ended December 31, 2017 of approximately $0.6 million, a decrease of approximately $0.3 million. These other acquisition expenses primarily relate to pursuit costs incurred for student housing and senior housing properties which were acquired in the respective period or may be acquired in future periods and such costs did not meet our capitalization criteria.

Interest Expense

Interest expense for the year ended December 31, 2018 was approximately $6.7 million, as compared to interest expense for the year ended December 31, 2017 of approximately $1.1 million, an increase of approximately $5.6 million. Interest expense relates to debt financings used to acquire our two student housing properties and four senior housing properties that we owned during the year ended December 31, 2018 compared to two student housing properties that we owned during the year ended December 31, 2017.

Interest Expense - Debt Issuance Costs

Interest expense - debt issuance costs for each of the years ended December 31, 2018 and 2017 was approximately $0.8 million. Interest expense - debt issuance costs reflects the amortization of costs incurred in connection with obtaining debt related to the acquisition of our properties.

Liquidity and Capital Resources

Cash Flows

A comparison of cash flows for operating, investing and financing activities for the years ended December 31, 2019 and 2018 are as follows:

	Year Ended
	December 31, 2019	December 31, 2018	Change
Net cash flow provided by (used in):
Operating activities	$1,689,422	$845,687	$843,735
Investing activities	(11,415,818)	(172,770,042)	161,354,224
Financing activities	9,520,430	172,824,968	(163,304,538)

Cash flows provided by operating activities for the years ended December 31, 2019 and 2018 were approximately $1.7 million and approximately $0.8 million, respectively, a change of approximately $0.8 million. The improvement in cash provided by operating activities was primarily the result of improvements in working capital of approximately $2.3 million offset by our additional net loss during the year ended December 31, 2019, excluding depreciation and amortization of approximately $1.4 million.

Cash flows used in investing activities for the years ended December 31, 2019 and 2018 were approximately $11.4 million and approximately $172.8 million, respectively, a change of approximately $161.4 million. The decrease in cash used for investing activities is primarily the result of a decrease in cash used for the purchase of real estate.

Cash flows provided by financing activities for the years ended December 31, 2019 and 2018 were approximately $9.5 million and $172.8 million, respectively, a change of approximately $163.3 million. The decrease in cash provided by financing activities is primarily the result of a decrease in net debt inflows of approximately $146.6 million, a decrease in net proceeds from the issuance of preferred equity in our operating partnership of $10.1 million, a reduction in net proceeds related to the issuance of common stock of approximately $5.9 million and increased cash distributions of approximately $0.7 million.

Short-Term Liquidity and Capital Resources

Our advisor funded and was responsible for our organization and offering costs on our behalf, prior to the commencement of our formal operations on June 28, 2017 when we acquired the Fayetteville Property. Currently, we generally expect that we will meet our short-term operating liquidity requirements from the combination of proceeds from our public offering, if our primary offering is resumed in the future, proceeds from or refinancing of secured or unsecured financing from banks or other lenders, issuance of preferred units in our operating partnership, net cash provided by property operations, and advances or investments from our advisor or its affiliates, which will be repaid, without interest, as funds are available after meeting our current liquidity requirements, subject to the limitations on reimbursement set forth in our advisory agreement.

Distribution Policy

On December 12, 2019, our board of directors declared a daily distribution rate for the first quarter of 2020 of $0.0016934426 per day per share on the outstanding shares of common stock payable to stockholders of record as shown on our books at the close of business on each day during the period, commencing on January 1, 2020 and continuing on each day thereafter through and including March 31, 2020. In connection with this distribution, for the stockholders of Class Y shares, after the stockholder servicing fee is paid, approximately $0.0014393 per day will be paid per Class Y share; for the stockholders of Class Z shares, after the dealer manager servicing fee is paid, approximately $0.0015664 per day will be paid per Class Z share; for the stockholders of the Class T shares, after the stockholder servicing fee is paid, approximately $0.0014202 per day will be paid per Class T share and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.0015650 per day will be paid per Class W share. Such distributions payable to each stockholder of record during a month will be paid the following month. As disclosed elsewhere in this supplement, on March 30, 2020, our board of directors approved the suspension of all distributions to stockholders.

Historically, we have funded distributions to our stockholders using a combination of cash flows from operations and the proceeds from the public offering in anticipation of additional future cash flow. As such, this reduces the amount of capital we will ultimately invest in properties. Because substantially all of our operations are performed indirectly through our operating partnership, our ability to pay distributions depends in large part on our operating partnership’s ability to pay distributions to its partners, including to us. In the event we do not have enough cash from operations to fund cash distributions, we may borrow, issue additional securities or sell assets in order to fund the distributions, make the distributions out of net proceeds from our public offering, or suspend making distributions. Though we have historically only paid cash distributions, and could potentially make stock distributions, we are authorized by our charter to pay in-kind distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of the charter or distributions that meet all of the following conditions: (a) our board of directors advises each stockholder of the risks associated with direct ownership of the property; (b) our board of directors offers each stockholder the election of receiving such in-kind distributions; and (c) in-kind distributions are only made to those stockholders who accept such offer.

During our public offering, we may raise capital more quickly than we acquire income-producing assets, we may not be able to pay distributions from our cash flows from operations, in which case distributions, to the extent paid, may be paid in part from debt financing or from proceeds from our public offering, if our primary offering is resumed in the future. The payment of distributions from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Over the long-term, we expect that a greater percentage of our distributions, to the extent paid, will be paid from cash flows from operations. However, our operating performance cannot be accurately predicted and may deteriorate in the future due to numerous factors, including our ability to raise and invest capital at favorable yields, the financial performance of our investments in the current real estate and financial environment and the types and mix of investment in our portfolio. As a result, future distributions declared and paid, if any, may exceed cash flow from operations.

Distributions have been paid to our stockholders based on the record date selected by our board of directors. We have historically paid distributions monthly based on daily declaration and record dates so that investors may be entitled to distributions immediately upon purchasing our shares. Distributions are authorized at the discretion of our board of directors, which are directed, in substantial part, by its obligation to cause us to comply with the REIT requirements of the Code. Our board of directors may increase, decrease or eliminate the distribution rate that is being paid at any time. Distributions are made on all classes of our common stock at the same time. The per share amount of distributions on different classes of shares will likely differ because of different allocations of class-specific expenses. Specifically, distributions on Class T shares, Class W shares, Class Y shares, and Class Z shares will likely be lower than distributions on Class A shares because Class T shares and Class Y shares are subject to ongoing stockholder servicing fees and Class W shares and Class Z shares are subject to ongoing dealer manager servicing fees. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	our operating and interest expenses;

•	the amount of distributions or dividends received by us from our indirect real estate investments;

•	our ability to keep our properties occupied;

•	our ability to maintain or increase rental rates;

•	the performance of our lease-up, development and redevelopment properties;

•	any significant delays in construction for development or redevelopment properties;

•	construction defects or capital improvements; and

•	capital expenditures and reserves for such expenditures.

The following shows our distributions and the sources of such distributions for the years ended December 31, 2019 and 2018.

	Year Ended December 31, 2019		Year Ended December 31, 2018
Distributions paid in cash — common Stockholders	$4,837,730		$4,105,267
Distributions paid in cash — Operating Partnership unitholders	15,839		14,496
Distributions reinvested	2,352,621		2,371,110

Total distributions	$7,206,190		$6,490,873

Source of distributions
Cash flows provided by operations	$1,689,422	23.4%	$845,687	13.0%
Proceeds from our offerings	3,164,147	43.9%	3,274,076	50.5%
Offering proceeds from distribution reinvestment plan	2,352,621	32.7%	2,371,110	36.5%

Total sources	$7,206,190	100.0%	$6,490,873	100.0%

We did not commence paying distributions until September 2017. From our inception through December 31, 2019, we paid cumulative distributions of approximately $14.9 million including approximately $0.2 million related to our preferred unitholders, as compared to cumulative net loss attributable to our common stockholders of approximately $41.8 million which includes acquisition related expenses of approximately $3.4 million and non-cash depreciation and amortization of approximately $33.1 million.

For the year ended December 31, 2019, we paid total distributions of approximately $7.2 million, as compared to net loss attributable to our common stockholders of approximately $19.6 million for the year ended December 31, 2019. Net loss attributable to our common stockholders for the year ended December 31, 2019 includes non-cash depreciation and amortization of approximately $15.4 million, and no acquisition related expenses.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, we could be required to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. We are not prohibited from undertaking such activities by our charter, bylaws or investment policies, and we may use an unlimited amount from any source to pay our distributions. These methods of obtaining funding could affect future distributions, if any, by increasing operating costs and decreasing available cash, which could reduce the value of our stockholders’ investment in our shares. In addition, such distributions may constitute a return of investors’ capital.

We have not been able to and may not be able to pay distributions in the future, if any, solely from our cash flows from operations, in which case distributions may be paid in part from debt financing or from proceeds from the issuance of common stock in our public offering if our primary offering is resumed in the future. The payment of distributions, if any, from sources other than cash flows from operations may reduce the amount of proceeds available for investment and operations or cause us to incur additional interest expense as a result of borrowed funds.

Indebtedness

As of December 31, 2019, our total indebtedness was approximately $210.2 million, which included approximately $163.1 million in fixed rate debt and $47.1 million in variable rate debt. See Note 4 of the Notes to the Consolidated Financial Statements for more information about our indebtedness.

Long-Term Liquidity and Capital Resources

On a long-term basis, our principal demands for funds will be for property acquisitions, either directly or through entity interests, for the payment of operating expenses and distributions, and for the payment of principal and interest on our outstanding indebtedness, if any.

Long-term potential future sources of capital include proceeds from our public offering if our primary offering is resumed in the future, secured or unsecured financings from banks or other lenders, issuance of equity instruments and undistributed funds from operations. To the extent we are not able to secure requisite financing in the form of a credit facility or other debt, we will be dependent upon proceeds from the issuance of equity securities if our primary offering is resumed in the future and cash flows from operating activities in order to meet our long-term liquidity requirements and to fund our distributions, if any.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2019:

	Payments due by period:
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Debt interest	$58,312,760	$10,399,679	$16,110,752	$14,281,533	$17,520,796
Debt principal	210,221,484	527,944	48,806,899	56,432,299	104,454,342

Total contractual obligations	$268,534,244	$10,927,623	$64,917,651	$70,713,832	$121,975,138

Off-Balance Sheet Arrangements

Our investments in private placement offerings by Reno Student Housing, DST and Power 5 Conference Student Housing 1, DST are accounted for under the equity method of accounting. For more information please see Note 7 of the Notes to the Consolidated Financial Statements contained in this supplement. Other than that, we do not have any relationships with unconsolidated entities or financial partnerships. Such entities are often referred to as structured finance or special purposes entities, which typically are established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, we have not guaranteed any obligations of unconsolidated entities nor do we have any commitments or intent to provide funding to any such entities.

Subsequent Events

Please see Note 10 of the Notes to the Consolidated Financial Statements contained in this supplement.

Suspension of our Share Redemption Program, Distributions, and our Primary Offering

As disclosed elsewhere in this supplement, on March 30, 2020, our board of directors approved the suspension of our share redemption program, distributions to our stockholders and our primary offering.

Update to our Freddie Mac Courtyard Loan and KeyBank Bridge Loans

On March 26, 2020, the lender on our Freddie Mac Courtyard Loan released to us the approximately $2.5 million construction reserve which was required by our lender to be held in escrow during the construction of the Memory Care Expansion at the Courtyard Property. We utilized approximately $1.3 million of these funds to pay down the outstanding principal balance of the KeyBank Bridge Loans. As of March 27, 2020, the outstanding principal balance of the KeyBank Bridge Loans was approximately $45.0 million. Please see Note 4 of the Notes to the Consolidated Financial Statements contained in this supplement for additional information about our debt.

Financial Statements

The financial statements listed below are contained in this supplement:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Strategic Student & Senior Housing Trust, Inc.

Ladera Ranch, California

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Strategic Student & Senior Housing Trust, Inc. (the “Company”) as of December 31, 2019 and 2018 and the related consolidated statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2019, and the related notes and financial statement schedule listed in the accompanying index (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company’s auditor since 2017.

Costa Mesa, California

March 20, 2020

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

	December 31, 2019	December 31, 2018
ASSETS
Real estate facilities:
Land	$20,688,000	$20,688,000
Buildings	232,934,499	221,716,391
Site improvements	4,259,917	3,685,000
Furniture, fixtures and equipment	10,858,329	9,953,212

	268,740,745	256,042,603
Accumulated depreciation	(15,243,833)	(7,153,132)

	253,496,912	248,889,471
Construction in process	198,222	2,333,331

Real estate facilities, net	253,695,134	251,222,802
Cash and cash equivalents	7,511,103	8,159,408
Restricted cash	3,555,542	3,113,203
Other assets	3,870,696	3,745,094
Intangible assets, net	4,445,932	11,729,108

Total assets	$273,078,407	$277,969,615

LIABILITIES AND EQUITY
Debt, net	$208,418,809	$203,735,898
Accounts payable and accrued liabilities	4,215,397	4,027,720
Due to affiliates	8,118,348	4,237,666
Distributions payable	1,965,244	908,046

Total liabilities	222,717,798	212,909,330

Commitments and contingencies (Note 8)
Redeemable common stock	4,723,961	2,659,654
Preferred equity in our Operating Partnership	10,142,303	10,095,708
Equity:
Strategic Student & Senior Housing Trust, Inc. equity:
Preferred stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at December 31, 2019 and 2018	—	—
Class A Common stock, $0.001 par value; 245,000,000 shares authorized; 11,565,901 and 11,122,135 shares issued and outstanding at December 31, 2019 and 2018, respectively	11,566	11,122
Class T Common stock, $0.001 par value; 115,000,000 shares authorized; 76,991 and 36,299 issued and outstanding at December 31, 2019 and 2018, respectively	77	36
Class W Common stock, $0.001 par value; 70,000,000 shares authorized; 85,198 and 43,996 issued and outstanding at December 31, 2019 and 2018, respectively	86	44
Class Y Common stock, $0.001 par value; 200,000,000 shares authorized; 768,611 and none issued and outstanding at December 31, 2019 and 2018, respectively	768	—
Class Z Common stock, $0.001 par value; 70,000,000 shares authorized; 159,070 and none issued and outstanding at December 31, 2019 and 2018, respectively	159	—
Additional paid-in capital	93,609,304	83,533,060
Distributions	(15,238,571)	(7,981,638)
Accumulated deficit	(41,837,130)	(22,263,678)

Total Strategic Student & Senior Housing Trust, Inc. equity	36,546,259	53,298,946

Noncontrolling interests in our Operating Partnership	(1,051,914)	(994,023)

Total equity	35,494,345	52,304,923

Total liabilities and equity	$273,078,407	$277,969,615

See notes to consolidated financial statements.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31, 2019, 2018 and 2017

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Revenues:
Leasing and related revenues – student	$7,616,750	$8,422,326	$3,651,331
Leasing and related revenues – senior	26,155,311	14,950,396	—

Total revenues	33,772,061	23,372,722	3,651,331

Operating expenses:
Property operating expenses – student	3,969,067	4,252,853	1,336,168
Property operating expenses – senior	16,936,958	9,534,673	—
Property operating expenses – affiliates	2,774,621	1,547,821	135,163
General and administrative	2,328,994	1,822,190	579,034
Depreciation	8,090,701	5,898,283	1,254,849
Intangible amortization expense	7,283,174	8,027,531	2,532,360
Acquisition expenses – affiliates	—	154,136	2,310,020
Other property acquisition expenses	—	323,906	626,001

Total operating expenses	41,383,515	31,561,393	8,773,595

Operating loss	(7,611,454)	(8,188,671)	(5,122,264)
Other expense:
Interest expense	(10,222,569)	(6,685,130)	(1,106,924)
Interest expense – debt issuance costs	(728,601)	(773,355)	(824,877)
Other	(15,668)	(73,625)	(8,145)

Net loss	(18,578,292)	(15,720,781)	(7,062,210)
Less: Distributions to preferred unitholders in our Operating Partnership	(990,617)	(317,541)	(239,885)
Less: Accretion of preferred equity costs	(46,595)	(30,758)	(66,555)
Net loss attributable to the noncontrolling interests in our Operating Partnership	42,052	39,347	1,134,705

Net loss attributable to Strategic Student & Senior Housing Trust, Inc. common stockholders	$(19,573,452)	$(16,029,733)	$(6,233,945)

Net loss per Class A share – basic and diluted	$(1.67)	$(1.51)	$(2.78)
Net loss per Class T share – basic and diluted	$(1.67)	$(1.51)	$—
Net loss per Class W share – basic and diluted	$(1.67)	$(1.51)	$—
Net loss per Class Y share – basic and diluted	$(1.67)	$—	$—
Net loss per Class Z share – basic and diluted	$(1.67)	$—	$—

Weighted average Class A shares outstanding – basic and diluted	11,404,713	10,626,983	2,239,834
Weighted average Class T shares outstanding – basic and diluted	64,079	4,424	—
Weighted average Class W shares outstanding – basic and diluted	77,581	12,219	—
Weighted average Class Y shares outstanding – basic and diluted	155,200	—	—
Weighted average Class Z shares outstanding – basic and diluted	50,468	—	—

See notes to consolidated financial statements.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2019, 2018 and 2017

	Common Stock
	Class A		Class T		Class W		Class Y		Class Z
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Total Strategic Student & Senior Housing Trust, Inc. Equity	Non- controlling Interests in our Operating Partnership	Total Equity	Preferred Equity in our Operating Partnership	Redeemable Common Stock
Balance as of December 31, 2016	111	$—	—	$—	—	$—	$—	$—	$—	$—	$1,000	$—	$—	$1,000	$1,000	$2,000	$—	$—
Gross proceeds from issuance of common stock	8,911,969	8,912	—	—	—	—	—	—	—	—	75,280,158	—	—	75,289,070	—	75,289,070	—	—
Issuance of noncontrolling interest in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	199,000	199,000	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	(6,481,858)	—	—	(6,481,858)	—	(6,481,858)	—	—
Distributions	—	—	—	—	—	—	—	—	—	—	—	(1,379,950)	—	(1,379,950)		(1,379,950)	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—		(4,129)	(4,129)	—	—
Distributions to preferred unitholders in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(239,885)	—
Issuance of shares for distribution reinvestment plan	36,471	36	—	—	—	—	—	—	—	—	303,808	—	—	303,844	—	303,844	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	(303,844)	—	—	(303,844)	—	(303,844)	—	303,844
Net loss attributable to Strategic Student & Senior Housing Trust, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	(6,233,945)	(6,233,945)	—	(6,233,945)	239,885	—
Net loss attributable to the noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(1,134,705)	(1,134,705)	—	—
Issuance of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	6,655,500	—
Redemption of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(6,722,055)	—
Accretion of non-cash preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	66,555	—

Balance as of December 31, 2017	8,948,551	8,948	—	—	—	—	—	—	—	—	68,799,264	(1,379,950)	(6,233,945)	61,194,317	(938,834)	60,255,483	—	303,844
Gross proceeds from issuance of common stock	1,913,442	1,913	36,250	36	43,830	44	—	—	—	—	18,280,442	—	—	18,282,435	—	18,282,435	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	(3,556,173)	—	—	(3,556,173)	—	(3,556,173)	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	(2,371,110)	—	—	(2,371,110)	—	(2,371,110)	—	2,371,110
Redemptions of common stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,300)
Distributions	—	—	—	—	—	—	—	—	—	—	—	(6,601,688)	—	(6,601,688)	—	(6,601,688)	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,842)	(15,842)	—	—
Distributions to preferred unitholders in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(317,541)	—
Issuance of shares for distribution reinvestment plan	252,642	253	49	—	166	—	—	—	—	—	2,370,857	—	—	2,371,110	—	2,371,110	—	—
Issuance of restricted stock	7,500	8	—	—	—	—	—	—	—	—	—	—	—	8	—	8	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	9,780	—	—	9,780	—	9,780	—	—
Net loss attributable to Strategic Student & Senior Housing Trust, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	(16,029,733)	(16,029,733)	—	(16,029,733)	317,541	—
Net loss attributable to the noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(39,347)	(39,347)	—	—
Issuance of preferred equity in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	10,064,950	—
Accretion of non-cash preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	30,758	—

Balance as of December 31, 2018	11,122,135	11,122	36,299	36	43,996	44	—	—	—	—	83,533,060	(7,981,638)	(22,263,678)	53,298,946	(994,023)	52,304,923	10,095,708	2,659,654

	Common Stock
	Class A		Class T		Class W		Class Y		Class Z
	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Number of Shares	Common Stock Par Value	Additional Paid-in Capital	Distributions	Accumulated Deficit	Total Strategic Student & Senior Housing Trust, Inc. Equity	Non- controlling Interests in our Operating Partnership	Total Equity	Preferred Equity in our Operating Partnership	Redeemable Common Stock
Balance as of December 31, 2018	11,122,135	$11,122	36,299	$36	43,996	$44	$—	$—	$—	$—	$83,533,060	$(7,981,638)	$(22,263,678)	$53,298,946	$(994,023)	$52,304,923	$10,095,708	$2,659,654
Gross proceeds from issuance of common stock	235,818	236	33,600	34	39,149	39	766,075	766	158,764	159	11,713,909	—	—	11,715,143	—	11,715,143	—	—
Offering costs	—	—	—	—	—	—	—	—	—	—	(2,180,377)	—	—	(2,180,377)	—	(2,180,377)	—	—
Reimbursement of offering costs by Advisor	—	—	—	—	—	—	—	—	—	—	522,080	—	—	522,080	—	522,080	—	—
Changes to redeemable common stock	—	—	—	—	—	—	—	—	—	—	(2,352,621)	—	—	(2,352,621)	—	(2,352,621)	—	2,352,621
Redemptions of common stock	(35,340)	(36)	—	—	—	—	—	—	—	—	—	—	—	(36)	—	(36)	—	(288,314)
Distributions	—	—	—	—	—	—	—	—	—	—	—	(7,256,933)	—	(7,256,933)	—	(7,256,933)	—	—
Distribution of common stock	—	—	5,307	5	909	1	—	—	—	—	(6)	—	—	—	—	—	—	—
Distributions to noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(15,839)	(15,839)	—	—
Distributions to preferred unitholders in our Operating Partnership	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(990,617)	—
Issuance of shares for distribution reinvestment plan	240,789	241	1,785	2	1,144	2	2,536	2	306	—	2,352,374	—	—	2,352,621	—	2,352,621	—	—
Issuance of restricted stock	2,500	3	—	—	—	—					—	—	—	3	—	3	—	—
Stock based compensation expense	—	—	—	—	—	—	—	—	—	—	20,885	—	—	20,885	—	20,885	—	—
Net loss attributable to Strategic Student & Senior Housing Trust, Inc.	—	—	—	—	—	—	—	—	—	—	—	—	(19,573,452)	(19,573,452)	—	(19,573,452)	990,617	—
Net loss attributable to the noncontrolling interests	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(42,052)	(42,052)	—	—
Accretion of non-cash preferred equity issuance costs	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	46,595	—

Balance as of December 31, 2019	11,565,901	$11,566	76,991	$77	85,198	$86	768,611	$768	159,070	$159	$93,609,304	$(15,238,571)	$(41,837,130)	$36,546,259	$(1,051,914)	$35,494,345	$10,142,303	$4,723,961

See notes to consolidated financial statements.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2019, 2018 and 2017

	Year Ended December 31, 2019	Year Ended December 31, 2018	Year Ended December 31, 2017
Cash flows from operating activities:
Net loss	$(18,578,292)	$(15,720,781)	$(7,062,210)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	15,373,875	13,925,814	3,787,209
Amortization of debt issuance costs	728,601	773,355	824,877
Stock based compensation expense related to issuance of restricted stock	20,885	9,780	—
Increase (decrease) in cash, cash equivalents, and restricted cash from changes in assets and liabilities:
Other assets	(226,107)	(811,946)	(134,706)
Accounts payable and accrued liabilities	1,082,489	1,130,893	1,133,740
Due to affiliates	3,287,971	1,538,572	165,096

Net cash provided by (used in) operating activities	1,689,422	845,687	(1,285,994)

Cash flows from investing activities:
Purchase of real estate facilities	—	(170,123,441)	(103,494,500)
Additions to real estate facilities	(11,415,818)	(1,882,767)	(34,516)
Investment in equity method investment	—	(763,834)	(1,031,903)
Deposits on acquisitions of real estate facilities	—	—	(1,000,000)
Investment in company owned life insurance	(420,243)	—	(876,313)
Settlement of company owned life insurance	420,243	—	—

Net cash used in investing activities	(11,415,818)	(172,770,042)	(106,437,232)

Cash flows from financing activities:
Proceeds from issuance of non-revolving mortgage debt	—	110,105,000	53,000,000
Proceeds from issuance of KeyBank Bridge Loans	8,861,135	55,119,820	39,896,363
Principal payments of KeyBank Bridge Loans	(4,559,580)	(12,304,891)	(39,896,363)
Debt issuance costs	(223,018)	(2,242,169)	(1,491,357)
Issuance of preferred equity in our Operating Partnership	—	10,064,950	5,650,000
Redemption of preferred equity in our Operating Partnership	—	—	(6,722,055)
Gross proceeds from issuance of common stock	11,641,271	18,121,903	75,517,069
Offering costs	(1,569,131)	(1,919,882)	(6,346,855)
Reimbursement of offering costs by Advisor	496,580	—	—
Deferred offering costs	—	—	(856,306)
Redemptions of common stock	(273,258)	—	—
Distributions paid to common stockholders	(4,837,730)	(4,105,267)	(616,387)
Distributions paid to preferred unitholders in our Operating Partnership	—	—	(239,885)
Distributions paid to Operating Partnership unitholders	(15,839)	(14,496)	—
Issuance of noncontrolling interest in our Operating Partnership	—	—	199,000

Net cash provided by financing activities	9,520,430	172,824,968	118,093,224

Net change in cash, cash equivalents, and restricted cash	(205,966)	900,613	10,369,998
Cash, cash equivalents, and restricted cash, beginning of year	11,272,611	10,371,998	2,000

Cash, cash equivalents, and restricted cash, end of year	$11,066,645	$11,272,611	$10,371,998

Supplemental disclosures and non-cash transactions:
Cash paid for interest	$10,236,148	$6,440,337	$928,474
Interest capitalized	$394,240	$47,333	$—
Additions to debt issuance costs included in accounts payable and accrued liabilities	$23,720	$—	$33,882
Deposits applied to purchase of real estate	$—	$1,000,000	$—
Deposits applied to debt issuance costs	$—	$123,100	$—
Acquisition costs included in due to affiliates	$—	$1,980,000	$—
Additions to real estate and construction in process in accounts payable and accrued liabilities	$291,425	$1,144,210	$—
Proceeds from issuance of common stock previously in accounts payable and accrued liabilities	$73,900	$—	$—
Other assets included in accounts payable and accrued liabilities	$—	$67,478	$—
Offering costs included in accounts payable and accrued liabilities or due to affiliates	$810,771	$821,523	$135,002
Deferred offering costs included in accounts payable and accrued liabilities	$—	$—	$107,653
Non-cash preferred equity issuance in our Operating Partnership	$—	$100,649	$1,072,055
Distributions payable	$1,646,356	$908,046	$463,848
Redemptions of common stock included in accounts payable and accrued liabilities	$30,392	$15,300	$—
Issuance of shares pursuant to distribution reinvestment plan	$2,352,621	$2,371,110	$303,844

See notes to consolidated financial statements.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Note 1. Organization

Strategic Student & Senior Housing Trust, Inc., a Maryland corporation, was formed on October 4, 2016 under the Maryland General Corporation Law for the purpose of engaging in the business of investing in student housing and senior housing real estate investments. The Company’s year-end is December 31. As used in these consolidated financial statements, “we,” “us,” “our,” and “Company” refer to Strategic Student & Senior Housing Trust, Inc. and each of our subsidiaries.

On October 4, 2016, our Advisor, as defined below, acquired 111.11 shares of our common stock for $1,000 and became our initial stockholder. On January 27, 2017, pursuant to a confidential private placement memorandum (the “Private Placement Memorandum”), we commenced a private offering of up to $100,000,000 in shares of our common stock (the “Primary Private Offering”) and 1,000,000 shares of common stock pursuant to our distribution reinvestment plan (collectively, the “Private Offering” and together with the Public Offering, the “Offerings”). The Private Offering required a minimum offering amount of $1,000,000. On August 4, 2017, we met such minimum offering requirement. Our Private Offering terminated on March 15, 2018. We raised offering proceeds of approximately $93 million from the issuance of approximately 10.8 million shares pursuant to the Private Offering.

On May 1, 2018, our registration statement on Form S-11 (File No. 333-220646) (the “Registration Statement”) was declared effective by the Securities and Exchange Commission (“SEC”). The Registration Statement registered up to $1.0 billion in shares of common stock for sale to the public (the “Primary Offering”) consisting of three classes of shares — Class A shares, Class T shares, and Class W shares — and up to $95,000,000 in shares of common stock for sale pursuant to our distribution reinvestment plan (together with the Primary Offering, the “Public Offering”). Concurrently with our Registration Statement being declared effective, we filed articles of amendment to our charter and articles supplementary to our charter. As a result, all shares issued in our Private Offering were redesignated as Class A shares and the authorized shares were reclassified among Class A shares and two new classes of shares, Class T shares and Class W shares.

On June 21, 2019, we suspended the sale of Class A shares, Class T shares, and Class W shares in the Primary Offering and filed a post-effective amendment to our Registration Statement to register two new classes of shares (Class Y common stock and Class Z common stock) with the SEC. On July 10, 2019, the amendment to our Registration Statement was declared effective by the SEC. Also on July 10, 2019, we filed articles supplementary to our charter which reclassified certain authorized and unissued shares of our common stock into Class Y shares and Class Z shares. Effective as of July 10, 2019, we are offering Class Y shares (up to $700 million in shares) and Class Z shares (up to $300 million in shares) in our Primary Offering at a price of $9.30 per share and are offering Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares pursuant to our distribution reinvestment plan at a price of $9.30 per share. The Class Y shares and Class Z shares have similar voting rights and rights upon liquidation to the Class A shares, Class T shares, and Class W shares, although distributions are expected to differ because of the stockholder servicing fee associated with the Class Y shares and the dealer manager servicing fee associated with the Class Z shares. As of December 31, 2019, we had sold approximately 362,000 Class A shares, approximately 70,000 Class T shares, approximately 83,000 Class W shares, approximately 767,000 Class Y shares, and approximately 158,000 Class Z shares for gross offering proceeds of approximately $13.8 million in our Primary Offering.

While we were formed on October 4, 2016, no formal operations commenced until our acquisition of a property in Fayetteville, Arkansas (the “Fayetteville Property”) on June 28, 2017 and, therefore, there were no revenues or expenses prior thereto. As of December 31, 2019 we owned (i) two student housing properties, (ii) four senior housing properties, (iii) an approximately 2.6% beneficial interest in Reno Student Housing, DST, a Delaware Statutory Trust (DST) that owns a student housing property (“Reno Student Housing”), and (iv) an approximately 1.4% beneficial interest in Power 5 Conference Student Housing I, DST, a DST that owns two student housing properties (“Power 5 Conference Student Housing”).

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Our operating partnership, SSSHT Operating Partnership, L.P., a Delaware limited partnership (our “Operating Partnership”), was formed on October 5, 2016. On October 5, 2016, our Advisor agreed to acquire a limited partnership interest in our Operating Partnership for $1,000 (111.11 partnership units) and we agreed to contribute the initial $1,000 capital contribution to our Operating Partnership in exchange for the general partner interest. In addition, on September 28, 2017, our Advisor acquired additional limited partnership interests (25,447.57 partnership units) in our Operating Partnership for $199,000, resulting in total capital contributions of $200,000 by our Advisor in our Operating Partnership. Our Operating Partnership owns, directly or indirectly through one or more special purpose entities, all of the student housing and senior housing properties that we acquire. As of December 31, 2019, we owned approximately 99.8% of the common units of limited partnership interest of our Operating Partnership. The remaining approximately 0.2% of the common units are owned by our Advisor. We will conduct certain activities directly or indirectly through our taxable REIT subsidiary, SSSHT TRS, Inc., a Delaware corporation (the “TRS”) which was formed on October 6, 2016, and is a wholly owned subsidiary of our Operating Partnership. See Note 5 – Preferred Equity in our Operating Partnership.

SmartStop Asset Management, LLC, a Delaware limited liability company organized in 2013 (our “Sponsor”), is the sponsor of our Public Offering. Our Sponsor is a company primarily focused on providing real estate advisory, asset management, and property management services. In June 2019, our Sponsor entered into a series of transactions with SmartStop Self Storage REIT, Inc. (f/k/a Strategic Storage Trust II, Inc.) (“SmartStop”) in which SmartStop acquired the self storage advisory, asset management, property management, investment management, and certain joint venture interests of our Sponsor. As a result of the transactions, our Sponsor and its subsidiaries own limited partnership units in the operating partnership of SmartStop, and our Sponsor is now focused primarily on student and senior housing. Our Sponsor owns 97.5% of the economic interests (and 100% of the voting membership interests) of our Advisor and owns 100% of our Property Manager, each as defined below.

We have no employees. Our advisor is SSSHT Advisor, LLC, a Delaware limited liability company (our “Advisor”) which was formed on October 3, 2016. The majority of the officers of our Advisor are also officers of us and our Sponsor. Our Advisor is responsible for managing our affairs on a day-to-day basis and identifying and making acquisitions and investments on our behalf under the terms of the Advisory Agreement, as defined elsewhere herein. Please see Note 7 – Related Party Transactions for additional detail.

SSSHT Property Management, LLC, a Delaware limited liability company (our “Property Manager”), was formed on October 3, 2016. Our Property Manager derives substantially all of its income from the property management oversight services it performs for us. We expect that we will enter into property management agreements directly with third party property managers and that our Property Manager will provide oversight services with respect to such third party property managers. Please see Note 7 – Related Party Transactions for additional detail.

Our student housing properties are managed by a third-party student housing property manager. Our senior housing properties are managed by third-party senior living operators. Please see Note 8 – Commitments and Contingencies for additional detail.

Our dealer manager is Select Capital Corporation, a California corporation (our “Dealer Manager”). Our Sponsor owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager. Affiliates of our Dealer Manager own a 2.5% non-voting membership interest in our Advisor, which they acquired on January 1, 2018. Our Dealer Manager is responsible for marketing our shares offered pursuant to our offerings. Please see Note 7 – Related Party Transactions for additional detail.

Our Sponsor owns 100% of the membership interests of Strategic Transfer Agent Services, LLC, our transfer agent (our “Transfer Agent”). Our Transfer Agent provides transfer agent and registrar services to us that

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are substantially similar to what a third party transfer agent would provide in the ordinary course of performing its functions as a transfer agent. Please see Note 7 – Related Party Transactions for additional detail. Prior to May 1, 2018, our Advisor provided services on our behalf similar to those provided by our Transfer Agent.

As we accept subscriptions for shares of our common stock, we transfer all of the net offering proceeds to our Operating Partnership as capital contributions in exchange for additional limited partnership units in our Operating Partnership. However, we will be deemed to have made capital contributions in the amount of gross proceeds received from investors, and our Operating Partnership will be deemed to have simultaneously paid the sales commissions and other costs associated with the Offering. In addition, our Operating Partnership is structured to make distributions with respect to limited partnership units that are equivalent to the distributions we make to stockholders. Finally, a limited partner in our Operating Partnership may later exchange his or her limited partnership units in our Operating Partnership for shares of our common stock at any time after one year following the date of issuance of their limited partnership units, subject to certain restrictions outlined in the limited partnership agreement of our Operating Partnership (the “Operating Partnership Agreement”). Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as it is acting as our Advisor pursuant to our Advisory Agreement.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and the rules and regulations of the SEC.

Reclassifications

Certain amounts previously reported in our 2018 and 2017 financial statements have been reclassified to conform to the fiscal 2019 presentation.

Principles of Consolidation

Our financial statements, and the financial statements of our Operating Partnership, including its wholly-owned subsidiaries, are consolidated in the accompanying consolidated financial statements. The portion of these consolidated entities not wholly-owned by us is presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated in consolidation.

Consolidation Considerations

Current accounting guidance provides a framework for identifying a variable interest entity (“VIE”) and determining when a company should include the assets, liabilities, noncontrolling interests, and results of activities of a VIE in its consolidated financial statements. In general, a VIE is an entity or other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. Generally, a VIE should be consolidated if a party with an ownership, contractual, or other financial interest in the VIE (a variable interest holder) has the power to direct the VIE’s most significant activities and the obligation to absorb losses or right to receive benefits of the VIE that could be significant to the VIE. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE’s assets, liabilities, and noncontrolling interest at fair value and subsequently account for the VIE as

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if it were consolidated based on majority voting interest. Our Operating Partnership is deemed to be a VIE and is consolidated by the Company as the primary beneficiary.

As of December 31, 2019, we had not entered into other contracts/interests that would be deemed to be variable interests in a VIE other than two investments of approximately 2.6% and 1.4% of beneficial interests in two DSTs that own student housing properties, which are accounted for under the equity method of accounting. Please see Note 7 – Related Party Transactions for additional detail. Other than the aforementioned equity method investments, we do not currently have any relationships with unconsolidated entities or financial partnerships.

Noncontrolling Interest in Consolidated Entities

We account for the noncontrolling interest in our Operating Partnership in accordance with the related accounting guidance. Due to our control through our general partnership interest in our Operating Partnership and the limited rights of the limited partners, our Operating Partnership, including its wholly-owned subsidiaries, are consolidated by the Company and the limited partner interest is reflected as a noncontrolling interest in the accompanying consolidated balance sheets. The noncontrolling interest shall be attributed its share of income and losses, even if that attribution results in a deficit noncontrolling interest balance.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions. Management will adjust such estimates when facts and circumstances dictate. Actual results could materially differ from those estimates. The most significant estimates made include the allocation of property purchase price to tangible and intangible assets acquired and liabilities assumed at relative fair value, the determination if certain entities should be consolidated, the evaluation of potential impairment of long-lived assets, and the estimated useful lives of real estate assets and intangibles.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents.

We may maintain cash and cash equivalents in financial institutions in excess of insured limits, but believe this risk will be mitigated by only investing in or through high quality financial institutions.

Restricted Cash

Restricted cash consists primarily of impound reserve accounts for property taxes, insurance and construction reserves in connection with the requirements of certain of our loan agreements.

Real Estate Purchase Price Allocation

We account for acquisitions in accordance with GAAP which requires that we allocate the purchase price of a property to the tangible and intangible assets acquired and the liabilities assumed based on their relative fair values. This guidance requires us to make significant estimates and assumptions, including fair value estimates, which requires the use of significant unobservable inputs as of the acquisition date.

The value of the tangible assets, consisting of land and buildings, is determined as if vacant. Substantially all of the leases in place at acquired properties are at market rates, as the majority of the leases are one year or less. We also consider whether in-place, market leases represent an intangible asset. We recorded

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December 31, 2019

none and approximately $16.0 million in intangible assets to recognize the value of in-place leases related to our acquisitions during the years ended December 31, 2019 and 2018, respectively. We do not expect to have intangible assets for the value of tenant relationships because we expect the average tenant turnover will be fairly frequent.

Acquisitions of portfolios of properties are allocated to the individual properties based upon an income approach or a cash flow analysis using appropriate risk adjusted capitalization rates which take into account the relative size, age, and location of the individual property along with current and projected occupancy and rental rate levels or appraised values, if available.

Acquisitions of integrated sets of assets and activities that do not meet the definition of a business, as defined under current GAAP are accounted for as asset acquisitions. During the year ended December 31, 2018, our acquisitions had not met the definition of a business because substantially all of the fair value is concentrated in a single identifiable asset or group of similar identifiable assets (i.e. land, buildings, and related intangible assets) or because the acquisition does not include a substantive process in the form of an acquired workforce or an acquired contract that cannot be replaced without significant cost, effort or delay. As a result, once an acquisition is deemed probable, transaction costs are capitalized rather than expensed.

During the year ended December 31, 2018, we capitalized approximately $3.4 million of acquisition related costs, and we expensed approximately $0.5 million of acquisition-related transaction costs which did not meet our capitalization criteria. During the year ended December 31, 2019, we did not incur any acquisition-related transaction costs.

Evaluation of Possible Impairment of Long-Lived Assets

Management monitors events and changes in circumstances that could indicate that the carrying amounts of our long-lived assets, including any that may be held through joint ventures, may not be recoverable. When indicators of potential impairment are present that indicate that the carrying amounts of the assets may not be recoverable, we will assess the recoverability of the assets by determining whether the carrying value of the long-lived assets will be recovered through the undiscounted future operating cash flows expected from the use of the asset and its eventual disposition. In the event that such expected undiscounted future cash flows do not exceed the carrying value, we will adjust the value of the long-lived assets to the fair value and recognize an impairment loss.

Revenue Recognition and Accounts Receivable

Our student housing properties are typically leased by the bed with fixed terms on an individual lease basis, often with parental guarantees. Substantially all of our leases coincide with each university’s particular academic year but generally commence in August and terminate in July. We bill residents on a monthly basis, which is generally due at the beginning of the month. Residents have access to their units along with the property’s respective amenities (i.e. study rooms, exercise facilities, common areas, etc.). The units are generally fully equipped (i.e. kitchen facilities, washer/dryer, etc.). We do not provide any food or other similar services.

Our senior housing properties are generally leased by the unit, pursuant to a resident lease agreement with fixed terms. Such agreements generally have an initial term of no more than 12 months, but are cancellable with 30 days’ notice. Included in the base monthly lease fee are standard items (i.e. living accommodations, food services, activity programs, concierge services, care services, etc.). We bill on a monthly basis, which is generally due at the beginning of the month.

Additionally, at our senior housing properties our managers provide certain ancillary services to residents that are not contemplated in the lease agreement with each resident (primarily community fees and to a lesser

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December 31, 2019

extent guest meals, etc.). These services are provided and paid for in addition to the standard items included in each resident lease. Such items are billed on a monthly basis and are generally due at the beginning of the month.

The majority of our revenues are derived from lease and lease related revenues, and the majority of such revenue is not subject to the revenue recognition guidance (“ASC Topic 606”) under GAAP. The revenues derived from our leases are accounted for pursuant to ASU 2016-02, “Leases (ASC Topic 842).” ASU 2016-02 does not fundamentally change lessor accounting; however, some changes have been made to lessor accounting to conform and align that guidance with the lessee guidance and other areas within GAAP. We adopted ASU 2016-02 using the modified retrospective transition method, which permits application of the new standard on the adoption date as opposed to the earliest comparative period presented in the financial statements. We adopted ASU 2016-02 on January 1, 2019 using the modified retrospective approach and its adoption did not have a material impact on our consolidated financial statements.

Additionally, we have elected to adopt a practical expedient not to separate lease and nonlease components, which can only be applied to leasing arrangements for which (i) the timing and pattern of transfer are the same for the lease and nonlease components and (ii) the lease component, if accounted for separately, would be classified as an operating lease. Under this practical expedient, contracts that are predominantly lease-based would be accounted for under ASU 2016-02, and contracts that are predominantly service-based would be accounted for under ASC Topic 606. Lease and nonlease revenue components that are accounted for within the scope of ASU 2016-02 are:

•	Student leasing revenues recognized on a straight-line basis over the term of the contract. Other lease related revenues recognized in the period earned.

•

Senior lease revenues are recorded monthly pursuant to the agreements with our residents. The majority of such revenue is attributable to the portion of the base monthly lease fee related to the non-service component of the lease. The service component of the base monthly lease fee is also recognized pursuant to ASU 2016-02 as they are not the predominate component, the service timing and pattern of the service components are the same as the lease component, and the lease component, if separately accounted for, would be classified as an operating lease.

Our revenues that are within the scope of ASC Topic 606 are:

•	The revenue from the ancillary services provided at our senior housing properties are recognized monthly as the performance obligation related to those services is completed.

We have historically incurred very limited losses due to the uncollectibility of our accounts receivable. However, if we determine that a receivable is not probable of being substantially collected, we adjust the amount of leasing and related revenues recorded related to such tenant. For the years ended December 31, 2018 and 2017 such amounts were recorded in property operating expenses.

Real Estate Properties

Real estate properties are recorded based upon relative fair values as of the date of acquisition. We capitalize costs incurred to renovate and improve properties, including interest and property taxes incurred during the construction period. The construction period begins when expenditures for the real estate assets have been made and activities that are necessary to prepare the asset for its intended use are in progress. The construction period ends when the asset is substantially complete and ready for its intended use. The costs of ordinary repairs and maintenance are charged to operations when incurred.

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December 31, 2019

Depreciation of Real Property Assets

Our management is required to make subjective assessments as to the useful lives of our depreciable assets. We consider the period of future benefit of the asset to determine the appropriate useful lives.

Depreciation of our real property assets is charged to expense on a straight-line basis over the estimated useful lives as follows:

Description	Standard Depreciable Life
Land	Not Depreciated
Buildings	40 years
Site Improvements	7 to 10 years

Depreciation of Furniture, Fixtures and Equipment

Furniture, fixtures and equipment are depreciated on a straight-line basis over the estimated useful lives generally ranging from 3 to 7 years.

Intangible Assets

We allocate a portion of our real estate purchase price to in-place leases, as applicable. We amortize in-place lease intangibles on a straight-line basis over the estimated future benefit period. As of December 31, 2019 and 2018, the gross amount allocated to in-place leases was approximately $22.3 million and accumulated amortization of in-place lease intangibles totaled approximately $17.8 and $10.6 million, respectively.

The total additional estimated future amortization expense of intangible assets recognized as of December 31, 2019 will be approximately $3.8 million and $0.6 million for the years ending December 31, 2020 and 2021, respectively.

Debt Issuance Costs

The net carrying value of costs incurred in connection with obtaining non-revolving financing are presented on the consolidated balance sheets as a deduction from the related debt and such amounts totaled approximately $1.8 million and $2.2 million as of December 31, 2019 and 2018, respectively.

Organization and Offering Costs

Our Advisor may fund organization and offering costs on our behalf. We are required to reimburse our Advisor for such organization and offering costs; provided, however, our Advisor funded, and was not reimbursed for 1.0% of the gross offering proceeds from the sale of Class W shares towards payment of organization and offering expenses, which we recognized as a capital contribution from our Advisor. Additionally, our Advisor has also agreed to fund, and will not be reimbursed for 1.0% of the gross offering proceeds from the sale of Class Y shares and Class Z shares sold in our Public Offering, which we recognize as a capital contribution from our Advisor.

Our Advisor must reimburse us within 60 days after the end of the month in which the Public Offering terminates to the extent organization and offering expenses incurred in good faith in connection with the sale of Class Y shares and Class Z shares exceed the 1.0% estimate being funded by the Advisor. Conversely, we must reimburse our Advisor within 60 days after the end of the month in which the Public Offering terminates to the extent such organization and offering expenses are less than the 1.0% estimate being funded by the Advisor. If at any point in time we determine that the organization and offering costs incurred in connection with the sale of

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December 31, 2019

Class Y shares and Class Z shares are expected to exceed 1.0% of the gross proceeds anticipated to be received from the sale of such shares, we will recognize such excess as a receivable from our Advisor and a corresponding capital contribution from our Advisor. If we determine that the organization and offering costs incurred in connection with the sale of Class Y shares and Class Z shares are expected to be less than 1.0% of the gross proceeds anticipated to be received from the sale of such shares, we will recognize such difference as a payable to our Advisor and a reduction of additional paid-in capital. Offering costs associated with the Primary Offering are recorded as an offset to additional paid-in capital, and organization costs are recorded in general and administrative expenses.

In connection with our Primary Offering, our Dealer Manager may receive an upfront sales commission and dealer manager fee based upon the share class sold under the terms of the Dealer Manager Agreement, which are recorded as a reduction to additional paid-in capital as an offering cost. Our Advisor agreed to fund the payment of the upfront 3.0% sales commission and the upfront 3.0% dealer manager fee for the sale of Class Y shares sold in the Primary Offering, which we recognize as a capital contribution from our Advisor. Our Advisor may cease paying such amounts in its sole discretion after we have raised $250 million in gross offering proceeds from the sale of Class Y shares pursuant to the Primary Offering, as described in more detail in Note 7 – Related Party Transactions.

In addition, our Dealer Manager may also receive an ongoing stockholder servicing fee and ongoing dealer manager fee for certain classes of our common stock, subject to certain limitations. We record a liability within Due to Affiliates and a reduction to additional paid-in capital at the time of sale of the Class T, Class W, Class Y, and Class Z shares for the future estimated ongoing stockholder and dealer manager servicing fees. Please see Note 7 – Related Party Transactions – Dealer Manager Agreements for additional details about such commissions and fees.

Redeemable Common Stock

In connection with the Private Offering, we adopted a share redemption program (the “Private Offering Share Redemption Program”) that enabled stockholders to sell their shares to us in limited circumstances, and in connection with the Public Offering, we amended the Private Offering Share Redemption Program (the “Share Redemption Program”), each as described in more detail in Note 8 – Commitments and Contingencies – Share Redemption Program.

In general, we record amounts that are redeemable under the Share Redemption Program as redeemable common stock in the accompanying consolidated balance sheets since the shares are redeemable at the option of the holder and therefore their redemption is outside our control. The maximum amount redeemable under the Share Redemption Program will be limited to the number of shares we could repurchase with the amount of the net proceeds from the sale of shares under the Distribution Reinvestment Plan. However, accounting guidance states that determinable amounts that can become redeemable should be presented as redeemable when such amount is known. Therefore, the net proceeds from the Distribution Reinvestment Plan are considered to be temporary equity and are presented as redeemable common stock in our consolidated balance sheets. In addition, current accounting guidance requires, among other things, that financial instruments that represent a mandatory obligation of us to repurchase shares be classified as liabilities and reported at settlement value. Our redeemable common stock is contingently redeemable at the option of the holder. When we determine we have a mandatory obligation to repurchase shares under the Share Redemption Program, we reclassify such obligations from temporary equity to a liability based upon their respective settlement values.

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December 31, 2019

Accounting for Equity Awards and Stock Distributions

The cost of restricted stock is required to be measured based on the grant date fair value and the cost recognized over the relevant service period.

On June 21, 2019, our board of directors authorized a one-time stock distribution to stockholders holding Class T shares equivalent to approximately 0.07527 shares of Class T common stock per Class T share outstanding as of June 21, 2019. In addition, on June 21, 2019, our board of directors authorized a one-time stock distribution to stockholders holding Class W shares equivalent to approximately 0.01075 shares of Class W common stock per Class W share outstanding as of June 21, 2019. The one-time stock distribution shares were issued on July 10, 2019.

Fair Value Measurements

The accounting standard for fair value measurements and disclosures defines fair value, establishes a framework for measuring fair value, and provides for expanded disclosure about fair value measurements. Fair value is defined by the accounting standard for fair value measurements and disclosures as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three levels. The following summarizes the three levels of inputs and hierarchy of fair value we use when measuring fair value:

•	Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that we have the ability to access;

•	Level 2 inputs may include quoted prices for similar assets and liabilities in active markets, as well as interest rates and yield curves that are observable at commonly quoted intervals; and

•	Level 3 inputs are unobservable inputs for the assets or liabilities that are typically based on an entity’s own assumptions as there is little, if any, related market activity.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the fair value measurement will fall within the lowest level that is significant to the fair value measurement in its entirety.

The accounting guidance for fair value measurements and disclosures provides a framework for measuring fair value and establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. In determining fair value, we will utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible as well as consider counterparty credit risk in our assessment of fair value. Considerable judgment will be necessary to interpret Level 2 and 3 inputs in determining fair value of our financial and non-financial assets and liabilities. Accordingly, there can be no assurance that the fair values we will present will be indicative of amounts that may ultimately be realized upon sale or other disposition of these assets.

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December 31, 2019

Financial and non-financial assets and liabilities measured at fair value on a non-recurring basis in our consolidated financial statements consist of real estate and related liabilities assumed related to our acquisitions. The fair values of these assets and liabilities were determined as of the acquisition dates using widely accepted valuation techniques, including (i) discounted cash flow analysis, which considers, among other things, leasing assumptions, growth rates, discount rates and terminal capitalization rates, (ii) income capitalization approach, which considers prevailing market capitalization rates, and (iii) comparable sales activity. In general, we consider multiple valuation techniques when measuring fair values. However, in certain circumstances, a single valuation technique may be appropriate. All of the fair values of the assets and liabilities as of the acquisition dates were derived using Level 3 inputs.

The carrying amounts of cash and cash equivalents, accounts receivable, other assets, variable-rate debt, accounts payable and accrued liabilities, distributions payable and amounts due to affiliates approximate fair value because of the relatively short-term nature of these instruments.

The table below summarizes our fixed rate debt payable at December 31, 2019 and 2018. The estimated fair value of financial instruments is subjective in nature and is dependent on a number of important assumptions, including discount rates and relevant comparable market information associated with each financial instrument. The fair value of the fixed rate notes payable was estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. The use of different market assumptions and estimation methodologies may have a material effect on the reported estimated fair value amounts. Accordingly, the estimates presented below are not necessarily indicative of the amounts we would realize in a current market exchange.

	December 31, 2019		December 31, 2018
	Fair Value	Carrying Value(1)	Fair Value	Carrying Value(1)
Fixed Rate Secured Debt	$169,532,000	$161,422,833	$162,747,000	$161,174,251

(1)	Carrying value represents the book value of financial instruments, including unamortized debt issuance costs.

To comply with GAAP, we incorporate credit valuation adjustments to appropriately reflect both our own nonperformance risk and the respective counterparty’s nonperformance risk in the fair value measurements. In adjusting the fair value of derivative contracts for the effect of nonperformance risk, we will consider the impact of netting and any applicable credit enhancements, such as collateral postings, thresholds, mutual puts, and guarantees.

Income Taxes

We made an election to be taxed as a Real Estate Investment Trust (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), commencing with our taxable year ended December 31, 2017. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders, other than taxable income earned by our TRS. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the IRS grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we are organized and operate in such a manner as to qualify for

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December 31, 2019

treatment as a REIT and intend to operate in the foreseeable future in such a manner that we will remain qualified as a REIT for federal income tax purposes.

Even if we continue to qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on our undistributed income.

We filed an election to treat our TRS as a taxable REIT subsidiary. In general, the TRS performs additional services for our residents and generally engages in any real estate or non-real estate related business. We also utilize our TRS in connection with structuring of our senior housing properties under the REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”). Under the RIDEA structure, the senior housing properties that we own are leased by a property owning entity to a subsidiary of our TRS. That TRS subsidiary then directly engages an “eligible independent contractor” to manage and operate the property. Currently, all of our senior housing properties utilize the RIDEA structure.

The TRS is subject to corporate federal and state income tax. The TRS follows accounting guidance which requires the use of the asset and liability method. Deferred income taxes will represent the tax effect of future differences between the book and tax bases of assets and liabilities. As of December 31, 2019 and 2018, the Company’s net deferred tax assets were comprised of approximately $1.0 million and $0.3 million, respectively, of which a full valuation allowance was applied as the recoverability of such net deferred tax assets was less than more likely than not.

Segment Reporting

Our real estate portfolio is comprised of two reportable segments: (i) student housing and (ii) senior housing. Please see Note 6 – Segment Disclosures for additional detail.

Recently Issued Accounting Guidance

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”, which amends the guidance on accounting for leases. ASU 2016-02 supersedes guidance related to accounting for leases and provides for the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases under previous GAAP. Under ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease; and (2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under ASU 2016-02, lessor accounting is largely unchanged. We adopted ASU 2016-02 on January 1, 2019 using a modified retrospective transition which permits application of the new standard on the adoption date as opposed to the earliest comparative period presented in the financial statements. In addition, we elected to use the available practical expedient package, and therefore did not reassess classification of our existing leases. The adoption of ASU 2016-02 did not have a material impact on our consolidated financial statements.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Note 3. Real Estate Facilities

The following summarizes the activity in the real estate facilities during the years ended December 31, 2019 and 2018:

Real estate facilities
Balance at December 31, 2017	$98,258,516
Facility acquisitions	157,090,441
Additions – Student	334,925
Additions – Senior	358,721

Balance at December 31, 2018	256,042,603
Additions – Student	274,161
Additions – Senior	12,423,981

Balance at December 31, 2019	$268,740,745

Accumulated depreciation
Balance at December 31, 2017	$(1,254,849)
Depreciation expense	(5,898,283)

Balance at December 31, 2018	(7,153,132)
Depreciation expense	(8,090,701)

Balance at December 31, 2019	$(15,243,833)

The following table summarizes the purchase price allocations for our acquisitions during the year ended December 31, 2018:

Property	Property Type	Acquisition Date	Real Estate Assets	Intangibles	Total(1)	2018 Revenue(2)	2018 Property Operating Income(3)
Charleston – UT	Senior	2/23/18	$12,296,180	$994,000	$13,290,180	$2,226,530	$687,394
Cottonwood Creek – UT	Senior	2/23/18	15,353,209	2,020,000	17,373,209	3,024,914	577,834
Wellington – UT	Senior	2/23/18	46,087,489	3,450,000	49,537,489	5,092,177	2,125,467
Courtyard – OR	Senior	8/31/18	83,353,563	9,549,000	92,902,563	4,606,775	2,025,028

Total			$157,090,441	$16,013,000	$173,103,441	$14,950,396	$5,415,723

(1)	The allocations noted above are based on a determination of the relative fair value of the total cash consideration provided for the property and capitalized acquisition costs.
(2)	The operating results of the properties acquired above have been included in our consolidated statement of operations since their acquisition date.
(3)	Property operating income excludes corporate general and administrative expenses, asset management fees, property management oversight fees, depreciation, amortization, and acquisition expenses.

We incurred acquisition fees payable to our Advisor related to the above properties of approximately $3.2 million for the year ended December 31, 2018, which were capitalized into the cost basis of our properties.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Note 4. Debt

The Company’s outstanding debt is summarized as follows:

Encumbered Property	December 31, 2019	December 31, 2018	Interest Rate	Maturity Date
Fayetteville JPM mortgage loan (1)	$29,500,000	$29,500,000	4.20%	7/1/2024
Tallahassee Nationwide mortgage loan (1)	23,500,000	23,500,000	3.84%	10/1/2024
Utah Freddie Mac mortgage loans (2)	46,905,000	46,905,000	5.06%	2/23/2028
Courtyard Freddie Mac mortgage loan (3)	63,200,000	63,200,000	4.86%	9/1/2028
Utah Bridge Loan (4)	7,635,529	12,195,108	5.80%	4/30/2021
Courtyard Initial Loan (4)	27,000,000	27,000,000	5.80%	4/30/2021
Courtyard Delayed Draw Commitment (4)	12,480,955	3,619,820	5.80%	4/30/2021
Debt issuance costs, net	(1,802,675)	(2,184,030)

Total debt	$208,418,809	$203,735,898

(1)	Fixed rate debt with interest only payments due monthly and the principal balance due upon maturity.
(2)

Represents the aggregate of three separate mortgage loans for three properties acquired in Utah. Fixed rate debt with interest only payments due monthly for the first two years, then principal and interest on a 30-year amortization schedule thereafter.

(3)	Fixed rate debt with interest only payments due monthly for the first four years, then principal and interest on a 30-year amortization schedule thereafter.
(4)

Variable rate debt with interest only payments due monthly. The variable rate reflected in the table was the rate in effect as of December 31, 2019. On February 27, 2020, we amended the loan agreements to extend the loan maturity dates to April 30, 2021. Please see Note 10 – Subsequent Events for additional detail.

JPM Mortgage Loan

On June 28, 2017, we, through our Operating Partnership and a property-owning special purpose entity (the “JPM Borrower”) wholly-owned by our Operating Partnership, entered into a $29.5 million mortgage loan (the “JPM Mortgage Loan”) with Insurance Strategy Funding IX, LLC (the “JPM Lender”) for the purpose of funding a portion of the purchase price for the Fayetteville Property.

The JPM Mortgage Loan has a term of seven years and requires payments of interest only for such period, with the principal balance due upon maturity (July 1, 2024). The JPM Mortgage Loan bears interest at a fixed rate of 4.20%. The JPM Mortgage Loan may be prepaid at any time, upon 30 days’ written notice, in whole but not in part, subject to payment of a prepayment penalty. If the prepayment occurs during the last 90 days of the term of the loan, no prepayment penalty will be required.

We and H. Michael Schwartz, our Chief Executive Officer (our “CEO”), serve as non-recourse guarantors pursuant to the terms and conditions of the JPM Mortgage Loan. The non-recourse guaranty of our CEO will expire, upon request, and be of no further force and effect at such time as we have: (1) a net worth (as defined in the agreement) equal to or greater than $40 million; and (2) liquidity (as defined in the agreement) equal to or greater than $3 million. Once the non-recourse guaranty of our CEO expires, the net worth and liquidity standards under the JPM Mortgage Loan will be ongoing for the remainder of the term of the JPM Mortgage Loan.

The JPM Mortgage Loan contains a number of other customary terms and covenants. The JPM Borrower maintains separate books and records and its separate assets and credit (including the Fayetteville Property) are not available to pay our other debts.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Nationwide Loan

On September 28, 2017, we, through a property-owning special purpose entity (the “Nationwide Borrower”) wholly-owned by our Operating Partnership, entered into a $23.5 million loan (the “Nationwide Loan”) with Nationwide Life Insurance Company (“Nationwide”) for the purpose of funding a portion of the purchase price for the Tallahassee Property. The Nationwide Loan is secured by a first mortgage on the Tallahassee Property. The Nationwide Loan matures on October 1, 2024 and requires payments of interest only for such period, with the principal balance due upon maturity.

The Nationwide Loan bears interest at a fixed rate of 3.84%. The Nationwide Loan may be prepaid at any time, upon 30 days’ prior written notice, in whole but not in part, subject to payment of a prepayment penalty. If the prepayment occurs during the last six months of the term of the loan, no prepayment penalty will be required.

We serve as non-recourse guarantor pursuant to the terms and conditions of the Nationwide Loan.

The Nationwide Loan contains a number of other customary terms and covenants. The Nationwide Borrower maintains separate books and records and its separate assets and credit (including the Tallahassee Property) are not available to pay our other debts.

Freddie Mac Utah Loans

On February 23, 2018, we, through three property-owning special purpose entities wholly-owned by us (the “Freddie Mac Borrowers”), entered into three separate mortgage loans for an aggregate amount of $46.9 million (the “Freddie Mac Utah Loans”) with KeyBank National Association as a Freddie Mac Multifamily Approved Seller/Servicer (the “Freddie Mac Lender”) for the purpose of funding a portion of the aggregate purchase price for the three properties: Wellington, Cottonwood Creek, and Charleston we acquired.

The Freddie Mac Utah Loans have a term of 10 years, with the first two years being interest only and a 30-year amortization schedule thereafter, and bear interest at a fixed rate of 5.06%. The Freddie Mac Utah Loans are cross-collateralized and cross-defaulted with each other such that a default under one loan would cause a default under the other Freddie Mac Utah Loans.

The loans also contain a number of other customary representations, warranties, borrowing conditions, events of default, affirmative, negative and financial covenants, reserve requirements and other agreements, such as restrictions on our ability to prepay or defease the loans. The Freddie Mac Borrowers maintain separate books and records and their separate assets and credit (including the Wellington, Cottonwood Creek, and Charleston properties) are not available to pay our other debts.

Each Freddie Mac Utah Loan is secured under a multifamily deed of trust, assignment of rents and security agreement from the respective Freddie Mac Borrower in favor of the Freddie Mac Lender, granting a first priority mortgage on the respective property in favor of the Freddie Mac Lender.

We serve as non-recourse guarantors pursuant to the terms and conditions of the Freddie Mac Utah Loans. During the term of the Freddie Mac Utah Loans, we are required to maintain a net worth equal to or greater than $15 million and an initial liquidity requirement equal to or greater than $4.8 million. Once the Utah Bridge Loan (defined below) is paid in full, the liquidity requirement will be reduced to $3 million.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Freddie Mac Courtyard Loan

On August 31, 2018, we, through a property-owning special purpose entity (the “Freddie Mac Courtyard Borrower”) wholly owned by our Operating Partnership, entered into a mortgage loan of $63.2 million (the “Freddie Mac Courtyard Loan”) with KeyBank as a Freddie Mac Lender for the purpose of funding a portion of the purchase price of the senior housing property (the “Courtyard Property”) we acquired.

The Freddie Mac Courtyard Loan has a term of 10 years, with the first four years being interest only and a 30-year amortization schedule thereafter, and bears interest at a fixed rate of 4.86%. The Freddie Mac Courtyard Loan contains a number of customary representations, warranties, borrowing conditions, events of default, affirmative, negative and financial covenants, reserve requirements and other agreements, such as restrictions on our ability to prepay or defease the loan.

The Freddie Mac Courtyard Borrower maintains separate books and records and its separate assets and credit (including the Courtyard Property) is not available to pay our other debts.

The Freddie Mac Courtyard Loan is secured under a multifamily deed of trust, assignment of rents and security agreement from the Freddie Mac Courtyard Borrower in favor of the Freddie Mac Lender, granting a first priority mortgage in favor of the Freddie Mac Lender.

We serve as non-recourse guarantors pursuant to the terms and conditions of the Freddie Mac Courtyard Loan. During the term of the Freddie Mac Courtyard Loan, we are required to maintain a net worth equal to or greater than $18.96 million and an initial liquidity requirement equal to or greater than $6.32 million. Once the Courtyard Bridge Loans are paid in full and the Memory Care Expansion (each defined further below) is complete, the liquidity requirement will be reduced to $4.8 million. We are able to reduce each of the foregoing liquidity requirements by an additional amount equal to the amount of the 12-month trailing cash flows of all our properties, up to a maximum reduction of $1.5 million.

KeyBank Bridge Loans

Beginning with our acquisition of the Fayetteville Property, we have entered into various loans with KeyBank National Association (“KeyBank”) in order to fund a portion of the purchase price for our acquisitions. Such loans are in addition to the particular mortgage loan used to acquire the property, and such loans are with us, through our Operating Partnership, along with our Chief Executive Officer and an entity controlled by him (the “Initial KeyBank Bridge Borrowers”). As described below, on March 29, 2019, our Sponsor was added as an additional borrower under the Utah Bridge Loan and the Courtyard Bridge Loans (collectively with the Initial KeyBank Bridge Borrowers, the “KeyBank Bridge Borrowers”). See below for a description of the various loans with KeyBank (the “KeyBank Bridge Loans”).

Utah Bridge Loan

On February 23, 2018, the Initial KeyBank Bridge Borrowers and KeyBank entered into a second amended and restated credit agreement (the “Utah Bridge Loan”) in which the Initial KeyBank Bridge Borrowers borrowed $24.5 million for the purpose of funding a portion of the aggregate purchase price for the Wellington, Cottonwood Creek, and Charleston properties. We have guaranteed full repayment of the Utah Bridge Loan.

The Utah Bridge Loan was scheduled to mature on February 23, 2019, but was extended, based on its terms to August 23, 2019 upon the payment of a fee equal to 0.50% of the outstanding principal balance of the loan at the time of the extension. On March 29, 2019, we amended the Utah Bridge Loan such that (i) the loan maturity date was extended to April 30, 2020, (ii) our Sponsor became an additional borrower, (iii) the collateral was amended to include a pledge of equity interests owned by subsidiaries of our Sponsor in certain

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

entities, as set forth in separate pledge agreements and (iii) certain of the covenants and restrictions were revised accordingly. On February 27, 2020, we amended the Utah Bridge Loan such that the loan maturity date was further extended to April 30, 2021 and certain of the covenants were revised accordingly. The Company expects to be able to satisfy the Utah Bridge Loan through the required payments or to refinance the loan prior to its maturity. In the event the loan is not fully satisfied or refinanced prior to its scheduled maturity, the KeyBank Bridge Borrowers are obligated to satisfy the loan, as discussed above.

The Utah Bridge Loan bears interest at a rate of 1-month Libor plus 400 basis points, resulting in an interest rate of approximately 5.80% as of December 31, 2019. As amended, the Utah Bridge Loan is secured by (i) a pledge of certain equity interests held by an entity controlled by our Chief Executive Officer; (ii) a pledge of distributions and other rights with respect to the equity interests in the subsidiaries that have a fee or leasehold interest in the Wellington, Cottonwood Creek, and Charleston properties; (iii) a pledge of the proceeds from the issuance of equity interests in us and our Operating Partnership to the extent constituting collateral, including net proceeds from our Primary Offering; (iv) a pledge of the bank account in which such equity interest proceeds will be deposited; and (v) a pledge of distributions received by an affiliate of our Sponsor; (vi) additional collateral, as described below under the heading “Courtyard Bridge Loans,” below; and (vii) a pledge of equity interests owned by subsidiaries of our Sponsor in certain entities (the “Utah Collateral”).

The KeyBank Bridge Borrowers are required to apply 100% of the net proceeds from certain capital events, as defined in the Utah Bridge Loan, and we are required to apply the net proceeds from the issuance of equity interests in us, including the net proceeds from our Primary Offering, to the repayment of the Utah Bridge Loan. Unless KeyBank otherwise consents, we are required to defer payment of certain fees that would otherwise be due to our Advisor and Sponsor until the Utah Bridge Loan is no longer outstanding, such as acquisition fees incurred in connection with the acquisition of the Wellington, Cottonwood Creek, and Charleston properties. KeyBank consented to us paying $1.2 million of such fees, and we made such payment in the quarter ended March 31, 2018. As of December 31, 2019, KeyBank has consented to our retention of approximately $6.4 million of net equity offering proceeds that otherwise would have been required to pay down the Utah Bridge Loan. Additionally, pursuant to the amendment to the Utah Bridge Loan, we are restricted from paying distributions on the Preferred Units or redeeming such Preferred Units until the KeyBank Bridge Loans are repaid. Please see Note 5 – Preferred Equity in our Operating Partnership for detail regarding the Preferred Units. The Utah Bridge Loan imposes certain covenant requirements on us and the other parties, which, if breached, could result in default under the Utah Bridge Loan.

Courtyard Bridge Loans

Concurrent with our entry into the Freddie Mac Courtyard Loan, the Initial KeyBank Bridge Borrowers and KeyBank entered into a first credit agreement supplement and amendment (the “Courtyard Bridge Loans”) to the Utah Bridge Loan in order to add additional tranches. Accordingly, each of the Courtyard Bridge Loans and the Utah Bridge Loan are separate loans with separate maturity dates, but they are secured by the same pool of collateral and subject to the same general restrictions, each as described above under the heading “Utah Bridge Loan” and immediately below.

Pursuant to the terms of the Courtyard Bridge Loans, the Utah Bridge Loan was amended to add two additional tranches: (i) an initial loan of $27 million (the “Courtyard Initial Loan”) and (ii) a delayed draw commitment of up to $14 million (the “Courtyard Delayed Draw Commitment”). The KeyBank Bridge Borrowers utilized the Courtyard Initial Loan for the purpose of funding a portion of the purchase price for the Courtyard Property. The Courtyard Delayed Draw Commitment was utilized primarily to fund the costs and expenses associated with the Memory Care Expansion. The Courtyard Property contained developable land that was developed for an additional 23 units of memory care (the “Memory Care Expansion”).

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

On October 9, 2018, we received approval from the lender under the Freddie Mac Courtyard Loan to commence construction on the Memory Care Expansion at the Courtyard Property. In connection with this approval: (i) we drew approximately $2.5 million under the Courtyard Delayed Draw Commitment in order to fund certain construction reserves required by our lender and (ii) we executed a guaranty of completion which provides such lender with an absolute, unconditional and irrevocable guaranty by us for the completion of the construction. As of December 31, 2019, we have made approximately $10.0 million of additional draws to fund construction. On November 4, 2019, we completed construction of the Memory Care Expansion. We do not expect to have additional draws under the Courtyard Delayed Draw Commitment. We are required to pay, on a quarterly basis, an unused commitment fee equal to 0.35% per annum of the average daily unused amount of the Courtyard Delayed Draw Commitment.

The Courtyard Bridge Loans were scheduled to mature on August 31, 2019, but were extended, based on their terms to April 30, 2020 upon the payment of a fee equal to 0.50% of the outstanding principal balance of the loans at the time of the extension. On February 27, 2020, we amended the Courtyard Bridge Loans such that the loan maturity date was further extended to April 30, 2021 and certain of the covenants were revised accordingly. The Company expects to be able to satisfy the Courtyard Bridge Loans through the required payments or to refinance the loan prior to its maturity. In the event the loans are not fully satisfied or refinanced prior to its scheduled maturity, the KeyBank Bridge Borrowers are obligated to satisfy the loans, as discussed above.

The Courtyard Bridge Loans, similar to the Utah Bridge Loan, bear interest at a rate of 1-month Libor plus 400 basis points which totaled approximately 5.80% as of December 31, 2019. Pursuant to the Courtyard Bridge Loans, the security for the Utah Bridge Loan was amended such that both loans are secured by the same pool of collateral, which now includes a pledge of distributions and other rights with respect to the equity interests in the subsidiaries that have a fee or leasehold interest in the Courtyard Property. In addition, and as described above under the heading “Utah Bridge Loan,” on March 29, 2019, we executed an amendment such that (i) our Sponsor became an additional borrower, (iii) the collateral was amended such that it is additionally comprised of a pledge of equity interests owned by subsidiaries of our Sponsor in certain entities, as set forth in separate pledge agreements and (iii) certain of the covenants and restrictions were revised accordingly. Upon the repayment of the Utah Bridge Loan, the KeyBank Bridge Borrowers must continue to apply 100% of the net proceeds from certain capital events and we are required to apply the net proceeds from the issuance of equity interests in us, including the net proceeds from our Primary Offering, to the outstanding Courtyard Bridge Loans. Unless KeyBank otherwise consents, until the Courtyard Bridge Loans are repaid, we are required to defer payment of (i) acquisition fees otherwise payable to our Advisor and Sponsor in connection with the acquisition of the Courtyard Property and (ii) in the event of a default, asset management fees otherwise payable to our Advisor with respect to the Courtyard Property. The Courtyard Bridge Loans impose certain covenant requirements on us and the other parties to the Courtyard Bridge Loans, which, if breached, could result in an event of default under the Courtyard Bridge Loans. In connection with the foregoing, we also amended the previously executed note with KeyBank in order to evidence the Courtyard Bridge Loans, and we also entered into an Omnibus Amendment and Reaffirmation of Loan Documents, as amended on March 29, 2019 (the “Omnibus Amendment”). As a result of the Omnibus Amendment, we continue to serve as a guarantor pursuant to the terms and conditions of the Utah Bridge Loan and the Courtyard Bridge Loans.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

Future Principal Requirements

The following table presents the future principal payment requirements on outstanding secured and unsecured debt as of December 31, 2019:

2020	$527,944
2021	47,795,604	(1)
2022	1,011,295
2023	1,680,592
2024	54,751,707
2025 and thereafter	104,454,342

Total payments	210,221,484
Non-revolving debt issuance costs, net	(1,802,675)

Total	$208,418,809

(1)

On February 27, 2020, we amended the KeyBank Bridge Loans to extend the maturity date of the loans to April 30, 2021. The KeyBank Bridge Loans have been reflected in the above table assuming that the outstanding principal is paid off at the maturity of the loan. Please see Note 10 – Subsequent Events for additional detail.

Note 5. Preferred Equity in our Operating Partnership

Issuance of Preferred Units by our Operating Partnership

On June 28, 2017, we and our Operating Partnership entered into a Series A Cumulative Redeemable Preferred Unit Purchase Agreement (the “Unit Purchase Agreement”) with SAM Preferred Investor, LLC (the “Preferred Investor”), a wholly-owned subsidiary of our Sponsor. Pursuant to the Unit Purchase Agreement, as amended, the Operating Partnership agreed to issue Preferred Units to the Preferred Investor in connection with preferred equity investments by the Preferred Investor of up to $12 million (the “Investment”), which amount may be invested in one or more tranches, such amounts may only be used for (i) the acquisition of any student housing and senior housing property, (ii) repayment of indebtedness and (iii) working capital and general corporate purposes, in exchange for up to 480,000 preferred units of limited partnership interests in our Operating Partnership (“Preferred Units”), each having a liquidation preference of $25.00 per Preferred Unit (the “Liquidation Amount”), plus all accumulated and unpaid distributions.

In addition to the Unit Purchase Agreement, we and our Operating Partnership entered into a Second Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “Second Amended and Restated Limited Partnership Agreement”) and Amendment No. 1 to the Second and Amended and Restated Limited Partnership Agreement (the “Amendment”). The Second Amended and Restated Limited Partnership Agreement authorized the issuance of additional classes of units of limited partnership interest in the Operating Partnership and sets forth other necessary corresponding changes. All other terms of the Second Amended and Restated Limited Partnership Agreement remained substantially the same. Such terms continue to be included in the Third Amended and Restated Limited Partnership Agreement, as amended.

The holders of Preferred Units accrue distributions at a rate of 9.0% per annum (the “Pay Rate”), payable monthly and calculated on an actual/360 day basis. Accumulated but unpaid distributions, if any, accrue at the Pay Rate. The preferred units of limited partnership interests in our Operating Partnership rank senior to all classes or series of partnership interests in our Operating Partnership and therefore, any cash we have to pay distributions otherwise may be used to pay distributions to the holder of such preferred units first.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

The Preferred Units are redeemable by our Operating Partnership, in whole or in part, at the option of our Operating Partnership at any time. Pursuant to the amendment of the KeyBank Bridge Loans on February 27, 2020, we are currently restricted from paying distributions on the Preferred Units or redeeming such Preferred Units until the KeyBank Bridge Loans are repaid. The redemption price (“Redemption Price”) for the Preferred Units is equal to the sum of the Liquidation Amount plus all accumulated and unpaid distributions thereon to the date of redemption.

During the year ended December 31, 2018, the Preferred Investor invested approximately $10.1 million in our Operating Partnership, of which approximately $3.4 million was used in the closing of our Courtyard Property, approximately $5.9 million was used to pay down the Utah Bridge Loan, and approximately $0.8 million was used to make an investment in Power 5 Conference Student Housing (see Note 7 - Related Party Transactions, for additional information). For these investments, the Preferred Investor received approximately 402,550 Preferred Units in our Operating Partnership. In addition, pursuant to the terms of the Unit Purchase Agreement, our Operating Partnership issued to the Preferred Investor an additional approximately 4,025 Preferred Units, or 1.0% of the amount of the Investment.

The Preferred Investor has not made any additional investments in the year ended December 31, 2019. As of December 31, 2019 and 2018, approximately $10.2 million of Preferred Units were outstanding and accrued distributions payable on the Preferred Units totaled approximately $1.3 million and $0.3 million, respectively.

Note 6. Segment Disclosures

For the years ended December 31, 2019 and 2018 we operated in two reportable business segments: (i) student housing and (ii) senior housing. For the year ended December 31, 2017 we only had one segment, student housing.

Management evaluates performance based upon property net operating income (“NOI”). NOI is defined as leasing and related revenues, less property level operating expenses.

The following table summarizes information for the reportable segments for the years ended December 31, 2019 and 2018:

	Years ended December 31,
	Student Housing		Senior Housing		Corporate and Other		Total
	2019	2018	2019	2018	2019	2018	2019	2018
Leasing and leasing related revenues	$7,616,750	$8,422,326	$25,459,624	$12,879,072	$—	$—	$33,076,374	$21,301,398
Other revenues	—	—	695,687	2,071,324	—	—	695,687	2,071,324
Property operating expenses	(3,969,067)	(4,252,853)	(16,936,958)	(9,534,673)	—	—	(20,906,025)	(13,787,526)

Net operating income	3,647,683	4,169,473	9,218,353	5,415,723	—	—	12,866,036	9,585,196
Property operating expenses – affiliates	949,266	672,831	1,825,355	874,990	—	—	2,774,621	1,547,821
General and administrative	—	—	—	—	2,328,994	1,822,190	2,328,994	1,822,190
Depreciation	3,323,668	3,250,047	4,753,348	2,640,712	13,685	7,524	8,090,701	5,898,283
Intangible amortization expense	—	3,743,639	7,283,174	4,283,892	—	—	7,283,174	8,027,531
Acquisition expenses – affiliates	—	—	—	154,136	—	—	—	154,136
Other property acquisition expenses	—	—	—	323,906	—	—	—	323,906
Interest expense	2,141,400	2,141,400	8,081,169	4,543,730	—	—	10,222,569	6,685,130
Interest expense – debt issuance costs	105,982	68,126	622,619	705,229	—	—	728,601	773,355
Other	(9,810)	(1,598)	2,619	67,459	22,859	7,764	15,668	73,625

Net loss	$(2,862,823)	$(5,704,972)	$(13,349,931)	$(8,178,331)	$(2,365,538)	$(1,837,478)	$(18,578,292)	$(15,720,781)

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019

The following table summarizes our total assets by segment:

Segments	December 31, 2019	December 31, 2018
Student housing	$92,162,808	$94,593,010
Senior housing	172,487,550	174,210,522
Corporate and Other	8,428,049	9,166,083

Total assets	$273,078,407	$277,969,615

Note 7. Related Party Transactions

Fees to Affiliates

On January 27, 2017, in connection with the Private Offering, we entered into an advisory agreement with our Advisor (the “Private Offering Advisory Agreement”) and a dealer manager agreement with our Dealer Manager (the “Private Offering Dealer Manager Agreement”) which entitled our Advisor and our Dealer Manager to specified fees upon the provision of certain services with regard to the Private Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organization and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor in providing services to us. In connection with our Public Offering, we entered into an amended and restated advisory agreement (as amended, the “Advisory Agreement”) and a new dealer manager agreement (as amended, the “Dealer Manager Agreement”).

The Advisory Agreement, Dealer Manager Agreement, and transfer agent agreement (the “Transfer Agent Agreement”) executed in connection with the Public Offering, entitle our Advisor, our Dealer Manager and our Transfer Agent to specified fees upon the provision of certain services with regard to the Public Offering and investment of funds in real estate properties, among other services, as well as reimbursement for organizational and offering costs incurred by our Advisor on our behalf and reimbursement of certain costs and expenses incurred by our Advisor and our Transfer Agent in providing services to us.

Organization and Offering Costs

Organization and offering costs of the Public Offering may be paid by our Advisor on our behalf and will be reimbursed to our Advisor from the proceeds of our Primary Offering; provided, however, that our Advisor agreed to fund, and will not be reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares. Our Advisor has also agreed to fund, and will not be reimbursed for, 1.0% of the gross offering proceeds from the sale of Class Y shares and Class Z shares, provided, however, that our Advisor may cease paying such amounts in its sole discretion, as described in more detail below. Organization and offering costs consist of all expenses (other than sales commissions, dealer manager fees, stockholder servicing fees, and dealer manager servicing fees) to be paid by us in connection with the Public Offering, including our legal, accounting, printing, mailing and filing fees and other accountable organization and offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares; (ii) technology costs associated with the Public Offering; (iii) our costs of conducting our training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. We also incurred similar organization and offering costs in connection with our Primary Private Offering. Our Advisor must reimburse us within 60 days after the end of the month in which the Public Offering terminates to the extent organization and offering expenses incurred in good faith in connection with the sale of Class Y shares and Class Z shares exceed the 1.0% estimate being funded by the Advisor. Conversely, we must reimburse our Advisor within 60 days after the end of the month in which the

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Public Offering terminates to the extent such organization and offering expenses are less than the 1.0% estimate being funded by the Advisor.

Advisory Agreements

We do not have any employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. Our Advisor receives various fees and expenses under the terms of our Advisory Agreement. As discussed above, we are required to reimburse our Advisor for certain organization and offering costs from the Offerings; provided, however, pursuant to the Advisory Agreement, our Advisor funded, and was not reimbursed for, 1.0% of the gross offering proceeds from the sale of Class W shares in the Primary Offering, and additionally has also agreed to fund, and will not be reimbursed for, 1.0% of the gross offering proceeds from the sale of Class Y shares and Class Z shares, provided, however, that our Advisor may cease paying such amounts in its sole discretion, as described in more detail below.

The Advisory Agreement also requires our Advisor to reimburse us to the extent that offering expenses, including sales commissions, dealer manager fees, stockholder servicing fees and dealer manager servicing fees, are in excess of 15% of gross proceeds from the Primary Offering.

Our Advisor was due acquisition fees pursuant to the Private Offering Advisory Agreement equal to 2% of the contract purchase price of each property we acquired while such agreement was in effect. Prior to the amendment of the Advisory Agreement on September 6, 2018 (the “AA Amendment”), our Advisor received acquisition fees equal to 1.75% of the contract purchase price of each property we acquired. The AA Amendment eliminated such acquisition fees. On July 10, 2019, we entered into another amendment to the Advisory Agreement (the “Second AA Amendment”). Pursuant to the Second AA Amendment, our Advisor may be entitled to an acquisition fee (the “Contingent Acquisition Fee”) with respect to acquisitions made subsequent to July 10, 2019, subject to us satisfying certain stockholder return thresholds or if the Advisory Agreement is terminated for any reason other than our Advisor’s fraud, willful misconduct or gross negligence before July 10, 2029. After we pay stockholders total distributions equal to their invested capital, plus a 6% cumulative, non-compounded annual return on invested capital, we will pay our Advisor a contingent acquisition fee equal to 1% of the Contract Purchase Price (as defined in the Second AA Amendment) of each property or other real estate investment we acquire after July 10, 2019; and after we pay stockholders total distributions equal to their invested capital, plus a 13% cumulative, non-compounded annual return on invested capital, we will pay our Advisor an additional contingent acquisition fee equal to 2% of the Contract Purchase Price of each property or other real estate investment we acquire after July 10, 2019. Our Advisor received reimbursement of any acquisition expenses our Advisor incurred pursuant to the Private Offering Advisory Agreement, which continues under the Advisory Agreement.

Our Advisor was entitled to receive a monthly asset management fee equal to 0.05417% (which is one twelfth of 0.65%) of our aggregate asset value, pursuant to the Private Offering Advisory Agreement. Pursuant to the Advisory Agreement, effective May 1, 2018, our Advisor is also entitled to receive a monthly asset management fee. This fee was initially equal to 0.05208% (which is one twelfth of 0.625%) of our average invested assets, as defined by the Advisory Agreement, but the AA Amendment later increased this fee to 0.66667% (which is one twelfth of 0.8%) of our average invested assets.

Pursuant to the Private Offering Advisory Agreement, our Advisor was due a financing fee of up to 0.5% of the borrowed amount of a loan for arranging for financing in connection with the acquisition, development or repositioning of our properties. Our Advisor will not receive financing fees pursuant to the Advisory Agreement.

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Pursuant to the Second AA Amendment, our Advisor may be entitled to disposition fees generally equal to the lesser of (a) 1% of the Contract Sales Price or (b) 50% of the Competitive Real Estate Commission (as defined in the Second AA Amendment).

Our Advisor may also be entitled to various subordinated distributions under our operating partnership agreement if we (1) list our shares of common stock on a national exchange, (2) do not renew or terminate the Advisory Agreement, (3) liquidate our portfolio or (4) effect a merger or other corporate reorganization.

The Private Offering Advisory Agreement and Advisory Agreement provide for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Beginning four fiscal quarters after commencement of the Public Offering, pursuant to our Advisory Agreement, our Advisor will be required to pay or reimburse us the amount by which our aggregate annual operating expenses, as defined, exceed the greater of 2% of our average invested assets or 25% of our net income, as defined, unless a majority of our independent directors determine that such excess expenses were justified based on unusual and non-recurring factors. For any fiscal quarter for which total operating expenses for the 12 months then ended exceed the limitation, we will disclose this fact in our next quarterly report or within 60 days of the end of that quarter and send a written disclosure of this fact to our stockholders. In each case the disclosure will include an explanation of the factors that the independent directors considered in arriving at the conclusion that the excess expenses were justified. As of December 31, 2019 our aggregate annual operating expenses, as defined, did not exceed the thresholds described above.

Advisor Funding Agreement

Concurrent with the execution of the Second AA Amendment (as described above), we entered into an Advisor Funding Agreement (the “Advisor Funding Agreement”) by and among us, our Operating Partnership, our Advisor and our Sponsor, pursuant to which our Advisor has agreed to fund the payment of the upfront 3% sales commission for the sale of Class Y shares, the upfront 3% dealer manager fee for the sale of Class Y shares, and the estimated 1% organization and offering expenses for the sale of the Class Y shares and Class Z shares in the Primary Offering. Our Advisor’s obligation to fund the upfront sales commissions, upfront dealer manager fees, and organization and offering expenses is expressly limited to us raising $250 million in gross offering proceeds from the sale of Class Y shares pursuant to the Primary Offering. Our Advisor may terminate the Advisor Funding Agreement at any time in its sole discretion after we have raised $250 million in gross offering proceeds from the sale of Class Y shares pursuant to the Primary Offering. At the termination of the Primary Offering, our Advisor will be required to reimburse us if the organization and offering expenses exceed the 1% estimate being funded by our Advisor. Conversely, we must reimburse our Advisor to the extent the organization and offering expenses are less than the 1% estimate being funded by our Advisor. As of December 31, 2019, we have raised approximately $8.6 million in gross offering proceeds from the sale of Class Y and Z shares, and have received funding from our Advisor of approximately $0.5 million for the payment of sales commissions and dealer manager fees for the sale of Class Y shares, and organization and offering expenses for the sale of Class Y and Z shares.

Dealer Manager Agreements

In connection with our Primary Private Offering, our Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales in the Primary Private Offering and a dealer manager fee equal to up to 3.0% of gross proceeds from sales in the Primary Private Offering under the terms of the Private Offering Dealer Manager Agreement; provided, however, for all shares sold pursuant to our Primary Private Offering through November 15, 2017 (the “Discount Termination Date”), dealer manager fees were reduced to an amount of up 2.0% of gross proceeds from sales in the Primary Private Offering.

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In connection with our Public Offering, our Dealer Manager received a sales commission of up to 6.0% of gross proceeds from sales of Class A shares and up to 3.0% of gross proceeds from the sales of Class T shares in the Primary Offering and a dealer manager fee of up to 3.0% of gross proceeds from sales of both Class A and Class T shares in the Primary Offering under the terms of the Dealer Manager Agreement. Our Dealer Manager did not receive an upfront sales commission or dealer manager fee from sales of Class W shares in the Primary Offering.

As of June 21, 2019, we ceased offering Class A shares, Class T shares and Class W shares in our Primary Offering, and on July 10, 2019, we commenced offering Class Y shares and Class Z shares. Pursuant to the Dealer Manager Agreement, we pay our Dealer Manager upfront sales commissions in the amount of 3.0% of the gross proceeds of the Class Y shares sold and dealer manager fees in the amount of 3.0% of the gross proceeds of the Class Y shares sold in the primary portion of the offering. However, as described above, our Advisor has agreed to fund the payment of all upfront sales commissions and dealer manager fees on Class Y shares sold, subject to certain limitations. In addition, our Dealer Manager receives an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares and Class Y shares sold in the Primary Offering. Our Dealer Manager will also receive an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares and Class Z shares sold in the Primary Offering.

We will cease paying the stockholder servicing fee with respect to the Class T shares and Class Y shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our Distribution Reinvestment Plan), which calculation shall be made by the Company with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) with respect to a particular Class T share and Class Y share, the third anniversary of the issuance of the share; and (iv) the date that such Class T share or Class Y share is redeemed or is no longer outstanding. We will cease paying the dealer manager servicing fee with respect to the Class W shares and Class Z shares sold in the Primary Offering at the earlier of (i) the date we list our shares on a national securities exchange, merge or consolidate with or into another entity, or sell or dispose of all or substantially all of our assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A shares, Class T shares, Class W shares, Class Y shares, and Class Z shares in our Primary Offering (i.e., excluding proceeds from sales pursuant to our Distribution Reinvestment Plan), which calculation shall be made by the Company with the assistance of our Dealer Manager commencing after the termination of our Primary Offering; (iii) the end of the month in which the aggregate dealer manager servicing fees paid in our Primary Offering with respect to Class W shares or Class Z shares equals 9.0% of the gross proceeds from the sale of Class W shares or Class Z shares, respectively, in our Primary Offering (i.e., excluding proceeds from sales pursuant to our Distribution Reinvestment Plan), which calculation shall be made by us with the assistance of our Dealer Manager commencing after the termination of our Primary Offering, and (iv) the date that such Class W share or Class Z share is redeemed or is no longer outstanding.

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In connection with our Public Offering, our Dealer Manager will enter into participating dealer agreements with certain other broker-dealers which will authorize them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager will re-allow all of the sales commissions paid in connection with sales made by these broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of their dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses. Our Dealer Manager will also receive reimbursement of bona fide due diligence expenses; however, to the extent these due diligence expenses cannot be justified, any excess over actual due diligence expenses will be considered underwriting compensation subject to a 10% FINRA limitation and, when aggregated with all other non-accountable expenses in connection with our Public Offering, may not exceed 3% of gross offering proceeds from sales in the Public Offering.

Affiliated Dealer Manager

Our Sponsor owns, through a wholly-owned limited liability company, a 15% non-voting equity interest in our Dealer Manager. Affiliates of our Dealer Manager own a 2.5% non-voting membership interest in our Advisor, which they acquired on January 1, 2018.

Transfer Agent Agreement

Our Sponsor is the owner and manager of our Transfer Agent, which is a registered transfer agent with the SEC. Effective in May 2018, our Transfer Agent processes subscription agreements and certain other forms directly, as well as provides customer service to our stockholders. These services include, among other things, processing the distributions and any servicing fees with respect to our shares. Additionally, our Transfer Agent may retain and supervise third party vendors in its efforts to administer certain services. We believe that our Transfer Agent, through its knowledge and understanding of the direct participation program industry which includes non-traded REITs, is particularly suited to provide us with transfer agent and registrar services. We also expect that our Transfer Agent will conduct transfer agent and registrar services for other non-traded REITs sponsored by our Sponsor.

It is the duty of our board of directors to evaluate the performance of our Transfer Agent. In connection with the engagement of our Transfer Agent, we paid a one-time initial setup fee of $50,000. In addition, the other fees to be paid to our Transfer Agent are based on a fixed quarterly fee, one-time account setup fees and monthly open account fees. In addition, we will reimburse our Transfer Agent for all reasonable expenses or other changes incurred by it in connection with the provision of its services to us, and we will pay our Transfer Agent fees for any additional services we may request from time to time, in accordance with its rates then in effect. Upon the request of our Transfer Agent, we may also advance payment for substantial reasonable out-of-pocket expenditures to be incurred by it.

The initial term of the Transfer Agent Agreement is three years, which term will be automatically renewed for one year successive terms, but either party may terminate the Transfer Agent Agreement upon 90 days’ prior written notice. In the event that we terminate the Transfer Agent Agreement, other than for cause, we will pay our Transfer Agent all amounts that would have otherwise accrued during the remaining term of the Transfer Agent Agreement; provided, however, that when calculating the remaining months in the term for such purposes, such term is deemed to be a 12 month period starting from the date of the most recent annual anniversary date.

Property Managers

Pursuant to our Advisory Agreement, our Advisor is responsible for overseeing any third party property managers or operators and may delegate such responsibility to its affiliates. Our Advisor has assigned such

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oversight responsibilities to our Property Manager. Currently, we expect to rely on third party property managers and senior living operators to manage and operate our properties. Effective May 1, 2018, we now pay our Property Manager an oversight fee equal to 1% of the gross revenues attributable to such properties; provided, however, that our Property Manager will receive an oversight fee equal to 1.5% of the gross revenues attributable to any senior housing property other than such properties that are leased to third party tenants under triple-net or similar lease structures. In the event any of our properties are managed directly by our Property Manager, we will pay our Property Manager a property management fee that is approved by a majority of our board of directors, including a majority of our independent directors not otherwise interested in such transaction, as being fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Pursuant to the terms of the agreements described above, the following table summarizes related party costs incurred and paid by us for the years ended December 31, 2019 and 2018, as well as any related amounts payable as of December 31, 2019 and 2018:

	Year Ended December 31, 2018			Year Ended December 31, 2019
	Incurred	Paid	Payable	Incurred	Paid	Payable
Expensed
Operating expenses (including organizational costs)	$798,899	$550,938	$371,386	$1,285,248	$859,028	$797,606
Transfer Agent expenses	107,473	58,000	49,473	88,973	—	138,446
Asset management fees(1)	1,303,198	262,347	1,082,522	2,302,206	—	3,384,728
Property management oversight fees	244,623	44,336	200,287	470,572	—	670,859
Acquisition expenses	154,311	154,311	—	—	—	—
Capitalized
Debt issuance costs	357,025	390,907	—	—	—	—
Acquisition expenses	3,180,000	1,200,000	1,980,000	—	—	1,980,000
Additional Paid-in Capital
Selling commissions	894,118	926,278	—	344,424	336,924	7,500
Dealer Manager fees	511,522	527,342	—	296,419	288,919	7,500
Stockholder servicing fees and dealer manager servicing fees(2)	47,955	1,009	46,946	389,820	19,625	417,141
Offering costs	913,383	406,331	507,052	207,516	—	714,568

Total	$8,512,507	$4,521,799	$4,237,666	$5,385,178	$1,504,496	$8,118,348

(1)

For the four months ended April 30, 2018, the Advisor permanently waived one half of the asset management fee totaling approximately $160,000. Such amount was waived permanently and accordingly will not be paid to the Advisor. Commensurate with our Public Offering being declared effective on May 1, 2018, the Advisor is no longer waiving the asset management fees.

(2)

We pay our Dealer Manager an ongoing stockholder servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 1% of the purchase price per share of the Class T shares and Class Y shares and an ongoing dealer manager servicing fee that is payable monthly and accrues daily in an amount equal to 1/365th of 0.5% of the purchase price per share of the Class W shares and Class Z shares sold in the Primary Offering.

Please see Note 4 – Debt and Note 5 – Preferred Equity in our Operating Partnership for detail regarding additional related party transactions.

Investment in Reno Student Housing, DST

On October 20, 2017, we completed an investment in a private placement offering by Reno Student Housing, DST (“Reno Student Housing”) using proceeds from our Private Offering of approximately $1.03 million for an approximately 2.6% beneficial interest. Reno Student Housing is a Delaware statutory trust

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and an affiliate of our Sponsor. Reno Student Housing owns a student housing property located in Reno, Nevada (the “Reno Property”). We have determined that Reno Student Housing is a VIE of which we are not the primary beneficiary, as we do not have the power to direct the most significant activities of the entity nor do we have the obligation to absorb losses or the rights to receive benefits of the entity that could be significant to the entity. As such, our investment in Reno Student Housing is accounted for under the equity method of accounting.

Investment in Power 5 Conference Student Housing I, DST

In October 2018, we completed an investment of approximately $0.8 million in a private placement offering by Power 5 Conference Student Housing I, DST (“Power 5 Conference Student Housing”) using proceeds from the issuance of Preferred Units in our Operating Partnership for an approximately 1.4% beneficial interest. Power 5 Conference Student Housing is a Delaware statutory trust and an affiliate of our Sponsor. Power 5 Conference Student Housing owns two student housing properties located in Ann Arbor, Michigan and Columbia, South Carolina. We have determined that Power 5 Conference Student Housing is a VIE of which we are not the primary beneficiary, as we do not have the power to direct the most significant activities of the entity nor do we have the obligation to absorb losses or the rights to receive benefits of the entity that could be significant to the entity. As such, our investment in Power 5 Conference Student Housing is accounted for under the equity method of accounting.

Note 8. Commitments and Contingencies

Property Management

Our student housing properties are managed by a third-party student housing manager. Pursuant to our property management agreements, we pay a monthly management fee, plus reimbursement of amounts reasonably incurred in managing the properties, such as employee compensation, marketing costs and certain third-party administrative costs. We also pay a construction management fee for certain construction management services. The property management agreements have a one year term and automatically renew for successive one year periods thereafter, unless we or the third-party student housing manager provides prior written notice at least 30 days prior to the expiration of the term. The agreements are also subject to other customary termination provisions.

Our senior housing properties are managed by third-party senior living operators. Pursuant to the respective property management agreements we pay a monthly management fee plus reimbursement of amounts reasonably incurred in managing the properties, such as employee compensation, marketing costs and certain third-party administrative costs. In certain instances we may pay a construction management fee for certain construction management services. Additionally, such operators may be entitled to a performance based incentive fee, based on the performance of the property. The property management agreements have an original term of three to five years and automatically renew for successive one year periods thereafter, unless we or the operator provide prior written notice at least 180 days prior to the expiration of the term. The agreements are also subject to customary termination provisions including a termination fee if the agreement is terminated in certain circumstances.

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Distribution Reinvestment Plans

We adopted a distribution reinvestment plan in connection with the Private Offering (the “Private Offering Distribution Reinvestment Plan”) that allowed our stockholders to have distributions otherwise distributable to them invested in additional shares of our common stock. On May 1, 2018, we amended and restated the Private Offering Distribution Reinvestment Plan in connection with the Public Offering to establish the purchase price per share under the distribution reinvestment plan of our Class A, Class T, and Class W shares. On June 21, 2019, our board of directors further amended and restated the distribution reinvestment plan (the “Distribution Reinvestment Plan”), effective as of July 13, 2019, to include, as eligible participants, stockholders holding Class Y shares of our common stock and stockholders holding Class Z shares of our common stock, and to state that the purchase price for shares pursuant to the Distribution Reinvestment Plan shall be $9.30 per share for all classes of shares. No sales commissions or dealer manager fees are paid with respect to the sale of such shares. We may amend or terminate the Distribution Reinvestment Plan for any reason at any time upon 10 days’ prior written notice to stockholders.

Share Redemption Programs

We established a share redemption program in connection with the Private Offering (the “Private Offering Share Redemption Program”) which enabled stockholders to sell their shares to us in limited circumstances. In connection with the Public Offering, we amended the Private Offering Share Redemption Program (as further amended, the “Share Redemption Program”). Stockholders generally have to hold shares for one year before submitting a redemption request; however, we may waive the one-year holding period in the event of the death, disability or bankruptcy of a stockholder. The number of shares eligible to be redeemed pursuant to the Share Redemption Program is limited as follows: 1) during any calendar year, we will not redeem in excess of 5% of the weighted average number of shares outstanding during the prior calendar year; and 2) funding for the redemption of shares will be limited to the amount of net proceeds we receive from the sale of shares under our Distribution Reinvestment Plan. We may redeem the shares of stock presented for redemption for cash to the extent that such requests comply with the foregoing terms of our share redemption program and we have sufficient funds available to fund such redemption. We are not obligated to redeem shares under the share redemption program.

Our board of directors may amend, suspend or terminate the Share Redemption Program with 30 days’ notice to our stockholders. We may provide this notice by including such information in a Current Report on Form 8-K or in our annual or quarterly reports, all publicly filed with the SEC, or by a separate mailing to our stockholders.

The redemption price per share for shares redeemed pursuant to the Share Redemption Program will depend upon the class of shares purchased and whether such shares were sold in the Private Offering or in the Public Offering, as well as other factors:

Class A Shares, Class Y Shares, and Class Z Shares: The redemption price per share for Class A shares, Class Y shares, and Class Z shares will initially depend on the length of time the stockholder has held such shares as follows:

Number Years Held	Redemption Price
Less than 1	No Redemption Allowed
More than 1 but less than 2	90.0% of the Redemption Amount (as defined below)
More than 2 but less than 3	92.5% of the Redemption Amount
More than 3 but less than 4	95.0% of the Redemption Amount
More than 4	100% of the Redemption Amount

As long as we are engaged in an offering, the Redemption Amount shall be the lesser of the amount an investor paid for their shares or the price per share in the current offering, as applicable. If we are no longer

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engaged in an offering, the Redemption Amount will be determined by our board of directors. In addition, any such shares redeemed in connection with the death or a qualifying disability of a stockholder (but not due to bankruptcy or commitment to a long-term care facility) may be redeemed at a redemption price equal to the price actually paid for the shares, and only if we are notified of the redemption request within one year of the death or qualifying disability.

Beginning July 10, 2020, the redemption price per share for Class A shares purchased in the Primary Offering (and associated DRP shares) shall be equal to the amount paid for such shares.

Class T Shares and Class W Shares: The redemption price per share for Class T shares and Class W shares will initially be equal to the net investment amount of such shares, which will be based on the “amount available for investment” percentage shown in the estimated use of proceeds table in our prospectus. For each class of shares, this amount will equal the then-current offering price of the shares, less the associated sales commissions, dealer manager fee and estimated organization and offering expenses not reimbursed by our Advisor.

Once our board of directors approves an estimated net asset value per share, as published from time to time in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q and/or a Current Report on Form 8-K publicly filed with the SEC, the redemption price per share of a given class of shares purchased in either the Private Offering or the Public Offering shall then be equal to the then-current estimated net asset value per share for such class of shares.

There will be several limitations on our ability to redeem shares under the Share Redemption Program including, but not limited to:

•

Unless the shares are being redeemed in connection with a stockholder’s death, “qualifying disability” (as defined under the Share Redemption Program) or bankruptcy, we may not redeem shares until the stockholder has held his or her shares for one year.

•	During any calendar year, we will not redeem in excess of 5% of the weighted-average number of shares outstanding during the prior calendar year.

•	The cash available for redemption is limited to the proceeds from the sale of shares pursuant to our distribution reinvestment plan.

•

We have no obligation to redeem shares if the redemption would violate the restrictions on distributions under Maryland law, which prohibits distributions that would cause a corporation to fail to meet statutory tests of solvency.

For the year ended December 31, 2019 we received redemption requests for approximately $288,000 (approximately 37,000 shares) of which approximately $258,000 (approximately 33,500 shares) were fulfilled during the year ended December 31, 2019, with the remaining $30,000 (approximately 3,500 shares) included in accounts payable and accrued liabilities as of December 31, 2019, and fulfilled in January 2020. For the year ended December 31, 2018, we received redemption requests for approximately $15,000 (approximately 2,000 shares) which were fulfilled in January 2019.

Operating Partnership Redemption Rights

The limited partners of our Operating Partnership will have the right to cause our Operating Partnership to redeem their limited partnership units for cash equal to the value of an equivalent number of our shares, or, at our option, we may redeem their limited partnership units by issuing one share of our common stock for each limited partnership unit redeemed. These rights may not be exercised under certain circumstances that could cause us to lose our REIT election. Furthermore, limited partners may exercise their redemption rights only after their

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limited partnership units have been outstanding for one year. Our Advisor is prohibited from exchanging or otherwise transferring its limited partnership units so long as it is acting as our advisor pursuant to the Advisory Agreement.

Other Contingencies

From time to time, we are party to legal proceedings that arise in the ordinary course of our business. We are not aware of any legal proceedings of which the outcome is reasonably likely to have a material adverse effect on our results of operations or financial condition, nor are we aware of any such legal proceedings contemplated by governmental authorities.

Note 9. Declaration of Distributions

On December 12, 2019, our board of directors declared a daily distribution rate for the first quarter of 2020 of $0.0016934426 per day per share on the outstanding shares of common stock payable to stockholders of record as shown on our books at the close of business on each day during the period commencing on January 1, 2020 and continuing on each day thereafter through and including March 31, 2020. Such distributions payable to each stockholder of record during a month will be paid the following month. In connection with this distribution, for the stockholders of Class Y shares, after the stockholder servicing fee is paid, approximately $0.0014393 per day will be paid per Class Y share; for the stockholders of Class Z shares, after the dealer manager servicing fee is paid, approximately $0.0015664 per day will be paid per Class Z share; for the stockholders of the Class T shares, after the stockholder servicing fee is paid, approximately $0.0014202 per day will be paid per Class T share; and for the stockholders of Class W shares, after the dealer manager servicing fee is paid, approximately $0.0015650 per day will be paid per Class W share.

Note 10. Subsequent Events

Public Offering Status

As of March 16, 2020, we had sold approximately 1.1 million shares of Class Y Common stock, and approximately 0.2 million shares of Class Z Common stock, and raised additional gross offering proceeds of $11.8 million in our Primary Offering.

KeyBank Bridge Loans

On February 27, 2020, the KeyBank Bridge Borrowers entered into an amendment to the KeyBank Bridge Loans. The amendment (the “Fourth Amendment”) to the KeyBank Bridge Loans extended the maturity date of the Utah Bridge Loan and Courtyard Bridge Loans from April 30, 2020 to April 30, 2021 and also revised certain financial loan covenants. The Fourth Amendment also restricts us from paying distributions on our Preferred Units or redeeming such Preferred Units until the KeyBank Bridge Loans are repaid. KeyBank also has no further obligation to fund any Additional Loans or any Portland Delayed Draw Loans (as those terms are defined in the KeyBank Bridge Loans).

Novel Coronavirus (COVID-19) Update

In December 2019, COVID-19 emerged in Wuhan, Hubei Province, China. While initially the outbreak was largely concentrated in China and caused significant disruptions to its economy, it has now spread to many other countries and infections have been reported globally, including in the United States and in some of the markets in which we operate. Our rental revenue and operating results depend significantly on the occupancy levels at our properties. While we have not seen a significant impact on our occupancy resulting from the COVID-19 outbreak as of the date of this report, if the outbreak causes weakness in national, regional and local economies that could negatively impact our occupancy levels and/or increase bad debts, or there is an outbreak that directly impacts one of our properties, our business, financial condition, liquidity, results of operations and prospects could be adversely impacted.

STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

SCHEDULE III

December 31, 2019

			Initial Cost to Company				Gross Carrying Amount at December 31, 2019
Description	ST	Encumbrance	Land	Building and Improvements(2)	Total	Cost Capitalized Subsequent to Acquisition	Land	Building and Improvements(2)	Total		Accumulated Depreciation	Date of Construction	Date Acquired
Fayetteville	AR	$29,500,000	$4,903,000	$48,477,000	$53,380,000	$557,747	$4,903,000	$49,034,747	$53,937,747		$(4,348,999)	2016	6/28/2017
Tallahassee	FL	23,500,000	3,780,000	41,064,000	44,844,000	85,855	3,780,000	41,149,855	44,929,855		(3,500,774)	2017	9/28/2017
Wellington	UT	28,709,000	2,520,000	43,567,489	46,087,489	322,388	2,520,000	43,889,877	46,409,877		(2,461,146)	1999	2/23/2018
Cottonwood Creek	UT	9,337,000	3,026,000	12,327,209	15,353,209	302,384	3,026,000	12,629,593	15,655,593		(855,751)	1982	2/23/2018
Charleston	UT	8,859,000	763,000	11,533,180	12,296,180	140,306	763,000	11,673,486	12,436,486		(742,239)	2005	2/23/2018
Courtyard	OR	63,200,000	5,696,000	77,657,563	83,353,563	12,017,624	5,696,000	89,675,187	95,371,187		(3,334,924)	1992-2019	8/31/2018

Total		$163,105,000	$20,688,000	$234,626,441	$255,314,441	$13,426,304	$20,688,000	$248,052,745	$268,740,745	(1)	$(15,243,833)

(1)	The aggregate cost of real estate for United States federal income tax purposes is $294,427,502.
(2)	Building and improvements include land improvements and furniture, fixtures and equipment.

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STRATEGIC STUDENT & SENIOR HOUSING TRUST, INC. AND SUBSIDIARIES

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2019, 2018 and 2017

Activity in real estate facilities during 2019, 2018 and 2017 was as follows:

	2019	2018	2017
Real estate facilities
Balance at beginning of year	$256,042,603	$98,258,516	$—
Facility acquisitions	—	157,090,441	98,224,000
Additions – Student	274,161	334,925	34,516
Additions – Senior	12,423,981	358,721	—

Balance at end of year	$268,740,745	$256,042,603	$98,258,516

Accumulated depreciation
Balance at beginning of year	$(7,153,132)	$(1,254,849)	$—
Depreciation expense	(8,090,701)	(5,898,283)	(1,254,849)

Balance at end of year	$(15,243,833)	$(7,153,132)	$(1,254,849)

Construction in process
Balance at beginning of year	$2,333,331	$—	$—
Additions	10,563,033	3,026,977	—
Assets placed into service	(12,698,142)	(693,646)	—

Balance at end of year	$198,222	$2,333,331	$—

Real estate facilities, net	$253,695,134	$251,222,802	$97,003,667

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